UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12

ATARI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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417 Fifth Avenue
New York, New York 10016

July 29, 2004

Dear Fellow Stockholders:

      You are cordially invited to join us at the 2004 Annual Meeting of Stockholders that will be held at The Bryant Park Hotel (The Screening Room), 40 West 40th Street, New York, New York, on Tuesday, September 14, 2004 at 9:00 a.m. At this Annual Meeting the stockholders will:

•	reclassify the Board and elect nine directors;

•	vote on proposed amendments to the 2000 Stock Incentive Plan; and

•	ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2005.

      After the Annual Meeting, we will answer your questions.

      I look forward to seeing you at the meeting.

Very truly yours,

BRUNO BONNELL
Chairman, Chief Executive Officer and
Chief Creative Officer

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

417 Fifth Avenue
New York, New York 10016

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

DATE:	September 14, 2004

TIME:	9:00 a.m. (Eastern Time)

PLACE:	The Bryant Park Hotel (The Screening Room) 40 West 40th Street New York, New York 10018

MATTERS TO BE VOTED UPON:

1. Reclassification of the Board of Directors by electing (a) three Class I directors to hold office until the 2005 Annual Meeting of Stockholders, (b) three Class II directors to hold office until the 2006 Annual Meeting of Stockholders, and (c) three Class III directors to hold office until the 2007 Annual Meeting of Stockholders;

2. Amendments to the Company’s 2000 Stock Incentive Plan to increase, effective as of the calendar year commencing January 1, 2004, the per participant grant limit with respect to stock options and stock appreciation rights under the 2000 Plan from 1,500,000 underlying shares in any one year period to 2,000,000 underlying shares per calendar year;

3. Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2005; and

4. Any other matters that may properly come before the meeting.

      OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES AND FOR EACH PROPOSAL.

      Stockholders of record at the close of business on July 26, 2004 are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. A complete list of these stockholders will be available at Atari’s New York headquarters prior to the Annual Meeting. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of Atari’s Annual Report for the fiscal year ended March 31, 2004 is being mailed, together with this Notice and Proxy Statement and Proxy Card, on or about August 3, 2004 to all stockholders of record as of July 26, 2004.

By Order of the Board of Directors

DENIS GUYENNOT
Secretary

Dated: July 29, 2004

417 Fifth Avenue

New York, New York 10016

PROXY STATEMENT

Annual Meeting of Stockholders
September 14, 2004

GENERAL

      Our Board of Directors is soliciting proxies for the 2004 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

      The Board has set July 26, 2004 as the record date for the Annual Meeting. Stockholders who owned Common Stock on that date are entitled to notice of the meeting and to attend and vote at the meeting, with each share entitled to one vote. There were 121,275,614 shares of Common Stock outstanding on the record date and 265 record holders of such stock.

      Voting materials, which include the Proxy Statement, Proxy Card and the 2004 Annual Report, will be mailed to stockholders on or about August 3, 2004.

      In this Proxy Statement:

•	“Atari”, “we” and “Company” mean Atari, Inc.;

•	“2000 Plan” means Atari’s 2000 Stock Incentive Plan, as previously amended;

•	Holding shares in “street name” means your Atari shares are held in an account at a bank, brokerage firm or other nominee; and

•	“Common Stock” means Atari’s common stock as described in Atari’s current Certificate of Incorporation.

      As of the record date, Infogrames Entertainment S.A. (“IESA”) (through its direct holdings and the holdings of (i) California U.S. Holdings, Inc. (“CUSH”), a California corporation and a wholly-owned subsidiary of IESA, and (ii) Atari Interactive, Inc. (“Atari Interactive”), a Delaware corporation and majority-owned subsidiary of IESA) beneficially owned approximately 58.8% of the Common Stock of the Company, which gives it sufficient voting power to approve each of the proposals. See “Security Ownership of Certain Beneficial Owners and Management” below.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:	Why am I receiving this Proxy Statement and Proxy Card?

A:	This Proxy Statement describes proposals on which you, as a stockholder, will vote. It also gives you information on these proposals, as well as other information so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposals, but you do not need to attend in person in order to vote. You may instead follow the instructions below to vote by mail using the enclosed

Proxy Card. By doing so, you are giving a proxy appointing each of Bruno Bonnell, Harry M. Rubin, and Lisa S. Rothblum to vote your shares at the Annual Meeting as you have instructed. If a proposal comes up for vote at the Annual Meeting that is not on the Proxy Card, or if you do not indicate an instruction, Mr. Bonnell, Mr. Rubin and Ms. Rothblum will vote your shares according to their best judgment. Even if you currently plan to attend the Annual Meeting, please complete and return your Proxy Card before the meeting date, in case your plans change.

Q:	Who can vote at the Annual Meeting?

A:	Stockholders who owned Common Stock of the Company on July 26, 2004 may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 121,275,614 shares of Common Stock outstanding on July 26, 2004.

Q:	What am I voting on?

A:	We are asking you to:

•	Reclassify the Board of Directors by electing (a) three Class I directors to hold office until the 2005 Annual Meeting of Stockholders, (b) three Class II directors to hold office until the 2006 Annual Meeting of Stockholders, and (c) three Class III directors to hold office until the 2007 Annual Meeting of Stockholders;

•	Approve amendments to the 2000 Plan to increase, effective as of the calendar year commencing January 1, 2004, the per participant grant limit with respect to stock options and stock appreciation rights under the 2000 Plan from 1,500,000 underlying shares in any one year period to 2,000,000 underlying shares per calendar year; and

•	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2005.

Q:	How do I vote?

A:	• You may vote by mail

Complete, date, sign and mail the enclosed Proxy Card in the postage pre-paid envelope provided. If you mark your voting instructions on the Proxy Card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the Proxy Card, your shares will be voted:

☐	FOR the reclassification of the Board and the election of nine directors into the specified classes;

☐	FOR the amendments to the 2000 Plan; and

☐	FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal 2005.

•	You may vote in person at the meeting

You may complete the ballot we will pass out to any stockholder who wants to vote at the meeting. However, if you hold your shares in street name, you must obtain a proxy from the institution that holds your shares in order to vote at the meeting.

Q:	What does it mean if I receive more than one Proxy Card?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all Proxy Cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I give my proxy?

A:	You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Company’s Secretary at our corporate headquarters, which address is listed on the Notice of Meeting), or

•	Signing another proxy with a later date, or

•	Voting in person at the Annual Meeting.

      Your proxy will not be revoked if you attend the meeting but do not vote.

Q:	Who will count the votes?

A:	Employees of American Stock Transfer & Trust Company will tabulate the votes and act as the inspectors of election.

Q:	How many shares must be present to hold the meeting?

A:	To hold the Annual Meeting and conduct business, a majority of Atari’s outstanding voting shares as of July 26, 2004 must be present or represented by proxies at the meeting. On this date, a total of 121,275,614 shares of Common Stock were outstanding and entitled to vote. Shares representing a majority, or 60,637,808, of these votes must be present. This is called a quorum.

Shares are counted as present at the meeting if:

•	They are voted in person at the meeting, or

•	The stockholder has properly submitted a Proxy Card.

Q:	Will my shares be voted if I do not sign and return my Proxy Card?

A:	If your shares are registered in your name, they will not be voted unless you submit your Proxy Card or vote in person at the Annual Meeting.

Q:	How will my shares be voted if they are held in “street name”?

A:	If your shares are held in “street name”, you should have received voting instructions with these materials from your broker or other nominee. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. If you do not give your broker or nominee instructions as to how to vote your shares, they may be voted only on matters for which the broker or nominee has discretionary authority under applicable rules, and thus will not be voted with respect to Proposal 2. These “broker non-votes” will be counted for purposes of determining whether a quorum is present but will not be counted for any purpose with respect to Proposal 2.

Q:	How are votes counted?

A:	In the election of directors, you may vote either “FOR” each nominee or withhold your vote. You may vote “FOR”, “against” or “abstain” on each of the other proposals. Abstentions are counted for purposes of determining whether a quorum is present and are counted as a vote against for purposes of determining whether a proposal is approved.

If you sign and return your proxy without voting instructions, your shares will be counted as a “FOR” vote in favor of each nominee and in favor of each other proposal.

Q:	How many votes must the nominees have to be elected as directors?

A:	The nine nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality.

Q:	What happens if one or more of the nominees is unable to stand for re-election?

A:	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your Proxy Card, each of Bruno Bonnell, Harry M. Rubin and Lisa S. Rothblum can vote your shares for a substitute nominee. They cannot vote for more than nine nominees.

Q:	How many votes are required to pass the amendments to the 2000 Plan and to ratify the Company’s selection of auditors?

A:	The 2000 Plan amendments and the ratification of auditors must receive a “FOR” vote of a majority of the votes present at the meeting in person or by proxy and voting on these proposals.

Q:	Where do I find the voting results of the meeting?

A:	We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2005. We will file that report with the Securities and Exchange Commission (the “SEC”), and you can get a copy by contacting our Investor Relations Department at (212) 726-6500 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at www.atari.com, or through the SEC’s electronic data system called EDGAR at www.sec.gov.

Q:	Who will pay for this proxy solicitation?

A:	The costs of soliciting proxies will be paid by Atari. Some of our officers and other agents may solicit proxies personally, by telephone and by mail but such persons will not be specially compensated for these services. Atari will also reimburse brokerage houses, nominees, fiduciaries and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

PROPOSAL 1: RECLASSIFICATION OF THE BOARD AND ELECTION OF DIRECTORS

      The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated By-Laws, as amended (the “By-Laws”) permit the Board of Directors to adjust the size of the Board from a minimum of four directors to a maximum of fifteen directors. There are currently nine members on the Company’s Board of Directors.

      Pursuant to the Certificate of Incorporation and the By-Laws, the Board of Directors is to be divided into three classes, as nearly equal in number as possible, with each class consisting of directors whose terms are to expire at successive annual meetings. As set forth in our By-Laws and Certificate of Incorporation, the terms of office of the members of the Board of Directors are: Class I, whose term shall expire at the 2005 Annual Meeting of Stockholders; Class II, whose term shall expire at the 2006 Annual Meeting of Stockholders; and Class III, whose term shall expire at this Annual Meeting of Stockholders and again at the 2007 Annual Meeting of Stockholders.

      Currently, however, the directors and their respective election dates are as follows:

•	there are no Class I directors;

•	the Class II directors, are (a) Mr. Caparro, Mr. Guyennot, Ms. Kronen and Mr. Ward, each serving a two year term expiring at this Annual Meeting, and (b) Mr. Ackerly, Mr. Heymann, Mr. Mitchell and Mr. Schmider, each serving a two year term expiring at the Annual Meeting of Stockholders to be held in 2005; and

•	the Class III director is Mr. Bonnell, who is serving a three year term expiring at this Annual Meeting.

      In order to facilitate a more even distribution of the number of directors among the three classes and properly reclassify the Board in accordance with the mandates of the Company’s By-Laws and Certificate of Incorporation, this year, all directors are being proposed for election into specified classes.

      The Board of Directors has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Certain information regarding the Company’s director nominees is set forth below. Each director has served continuously with the Company since his or her first election, as indicated below.

      The Nominees for election to the Board of Directors are set forth below.

Class I Directors — Terms to Expire in 2005

      The following persons, if elected, will continue to serve as directors until the 2005 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

Name	Age

Thomas A. Heymann	47
Thomas J. Mitchell	65
Thomas Schmider	42

      Thomas A. Heymann has served as a director since February 1999. From February 1999 until February 2000, he was Chairman of the Board and Chief Executive Officer of the Company. From November 1994 to February 1999, Mr. Heymann was President of The Disney Store, Inc. In May 2000, Mr. Heymann co-founded Digital Coast Ventures, and served as Managing Director of the fund until November 2002. Mr. Heymann is currently the Chairman and Chief Executive Officer of Knowledge Learning Corporation, one of the nation’s leading operators of child development centers for infant through school-age children. Mr. Heymann also serves on the board of directors of the Chase Foundation of Children’s Hospital Los Angeles.

      Thomas J. Mitchell has served as a director since January 2001. Until his retirement in 1999, Mr. Mitchell served as a Senior Audit Partner at Ernst & Young LLP and had also served as the Co-Chairman of the Ernst & Young Multinational Partner Group. Mr. Mitchell also serves on the audit and compliance committees of several not-for-profit organizations. Mr. Mitchell has been requested to serve as a member of the Board of Directors of Grand Toys International, Inc.; his election is pending.

      Thomas Schmider has served as a director since December 1999. Mr. Schmider founded IESA with Bruno Bonnell in June 1983 and has been the Managing Director (Chief Operating Officer) of IESA since that time. Mr. Schmider also serves on the board of directors of IESA and of several private companies that are affiliates of IESA.

Class II Directors — Terms to Expire in 2006

      The following persons, if elected, will continue to serve as directors until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

Name	Age

James Ackerly	55
Denis Guyennot	41
Ann E. Kronen	46

      James Ackerly has served as a director since June 2001. He is currently Chairman and President of Splinternet Communications, Inc., a provider of packetized communications services to major communications companies around the world and an operator of offshore Internet services providers. Since 1995, Mr. Ackerly has provided technology consulting and design services to AMR Corp., The Sabre Group, AT&T, and others.

      Denis Guyennot has served as a director since February 2000. Since February 2000, he has also served as President, Chief Operating Officer, and Secretary of the Company. From January 1999 to January 2000, Mr. Guyennot served as President of Distribution for Infogrames Entertainment Europe. From July 1998 to January 1999, Mr. Guyennot served as President of Infogrames Europe’s Southern Region. In 1988,

Mr. Guyennot founded Ecudis, a distributor of interactive software in Europe, which was acquired by IESA in July 1998.

      Ann E. Kronen has served as a director since February 2000. Since 1996, Ms. Kronen has been an independent consultant specializing in strategic planning and management development. Previously, she was Vice President of Product Development for Disney Educational Publishing and President, Family Division, of Phillips Interactive Media, Inc. Ms. Kronen has been working in the interactive media industry since 1983.

Class III Directors — Terms to Expire in 2007

      The following persons, if elected, will continue to serve as directors until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

Name	Age

Bruno Bonnell	46
James Caparro	52
David C. Ward	56

      Bruno Bonnell has served as a director since December 1999 and has been our Chairman of the Board and Chief Executive Officer since February 2000 and Chief Creative Officer since April 2004. Mr. Bonnell founded IESA with Thomas Schmider in 1983 and has been the Chairman of the Board of Directors and Chief Executive Officer of IESA since that time. Prior to founding IESA, Mr. Bonnell was involved with the launch of T07, one of the first computers designed for domestic use.

      James Caparro has served as a director since February 2002. He is currently the Chairman and Chief Executive Officer of Entertainment Distribution Corp., a complete supply chain solution provider to the entertainment industries. From September 2002 to December 2003, Mr. Caparro was the Chief Executive Officer of WEA Corp., the company responsible for the sales, marketing, packaging, manufacturing and distribution of music, video and other intellectual property owned and controlled by the Warner Music Group. From 1998 through 2001, Mr. Caparro was the Chairman and CEO of the Island Def Jam Music Group, part of the Universal Music Group. From 1988 through 1998, Mr. Caparro was CEO of PolyGram Group Distribution and its divisions (Distribution, Video, Merchandising, PolyMedia, and New Media Business Development), a member of the PolyGram Group of companies. From 1973 to 1998, Mr. Caparro held several positions with Sony Music, leading up to Senior Vice President, Sales and Field Marketing for Epic Records.

      David C. Ward has served as a director since January 2002. Since June 1996, Mr. Ward has also been a director of IESA. Mr. Ward has also served as the Managing Director and member of the board of directors of Infogrames UK (formerly known as Ocean Software) and a director of Grey Phantom. Currently, Mr. Ward is the Chairman of the Board of iFone Limited, a UK based producer and publisher of entertainment content for current and future mobile devices.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Controlled Company Exemption

      Under the NASDAQ Marketplace Rules, the Company is considered a “Controlled Company” because IESA, both directly and indirectly, owns approximately 58.8% of the voting power in the Company. As a Controlled Company, Atari is exempt from certain NASDAQ listing standards, including requirements to (i) maintain a majority of independent directors, (ii) have a Nominating Committee, and (iii) have a Compensation Committee consisting entirely of independent directors. The Controlled Company exemption does not modify the independence requirements for the Audit Committee.

Director Independence

      The Board has recently evaluated all relationships between each director and the Company and has determined that Messrs. Ackerly, Caparro, Heymann and Mitchell are “independent directors” as defined in the NASDAQ Marketplace Rules.

Committees

      The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board of Directors, an Audit Committee and a Compensation Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee and “Financial Expert”

      The Audit Committee reviews the adequacy of internal controls, the scope and results of annual audits and other services provided by the Company’s independent public accountants. Additionally, in fiscal 2004, the Audit Committee undertook certain functions and responsibilities as required under the Sarbanes-Oxley Act of 2002 and the NASDAQ Marketplace Rules.

      The Audit Committee is currently composed of Messrs. Ackerly, Caparro and Mitchell, each an independent director, as required by the NASDAQ Marketplace Rules. Mr. Mitchell serves as the Chairman of the Audit Committee and qualifies as a “financial expert” as defined by the current rules of the SEC.

      The Board of Directors adopted an Amended and Restated Audit Committee Charter during fiscal 2004, a copy of which is included as Appendix A to this Proxy Statement.

Compensation Committee

      The Compensation Committee (i) oversees the Company’s compensation plans, employee stock option plans, employee stock purchase plans, programs and policies for executive officers, (ii) monitors the performance and compensation of executive officers and other key employees, and (iii) monitors related decisions concerning matters of executive compensation.

      During fiscal 2004, the Compensation Committee was composed of Mr. Guyennot, Mr. Heymann and Ms. Kronen. Effective April 29, 2004, the Compensation Committee is composed of Messrs. Ackerly, Bonnell and Heymann, with Ms. Kronen serving in an advisory/non-voting capacity. Such reconstitution of the Compensation Committee was undertaken so that a majority of the directors serving on the Committee would be independent.

      The Board of Directors adopted an amended Compensation Committee Charter during fiscal 2004, a copy of which is included as Appendix B to this Proxy Statement.

Meetings and Attendance

      The Board meets on a fixed schedule four times a year and also holds special meetings and acts by written consent, as needed. During fiscal 2004, the Board of Directors held ten meetings, the Audit Committee held six meetings, and the Compensation Committee held six meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of the committees of the Board on which he or she served, except for Thomas Schmider. Mr. Schmider attended 70% of the meetings of the Board of Directors and did not serve on any Board committee.

      The Company encourages, but does not require, attendance of all incumbent directors and director nominees at our Annual Meeting of Stockholders. At our 2003 Annual Meeting of Stockholders, two members of the Board were present.

Director Nominations

      As a Controlled Company under the NASDAQ Marketplace Rules we are not required to have and do not have a Nominating Committee. Accordingly, we also do not have a Nominating Committee charter. In addition, as a Controlled Company, we are exempt from the listing standards that require director nominees to be selected or recommended by a majority of the independent directors or a Nominating Committee comprised solely of independent directors. The Board does not delegate the responsibility of nominating potential new directors to a separate Nominating Committee because the Board believes that all directors should be involved in this process.

      The Board does not have any specific minimum qualifications that must be met by a nominee for a position on the Board of Directors. Potential nominees should be individuals with high standards of ethics and integrity who are committed to representing the interests of the stockholders through the exercise of sound judgment. They should have broad business or professional experience that will allow them to contribute to the Board’s discussions and decisions, and they should be able to devote sufficient time and energy to the performance of the duties of a director. With respect to candidates who may also become members of the Company’s Audit Committee, they should have the financial experience necessary to perform their duties and to satisfy the requirements of the SEC and NASDAQ rules to be a member of the Audit Committee. In general, the Board will nominate existing directors for re-election unless the Board has a concern about the director’s ability to perform his or her duties. In the event of a vacancy on the Board of Directors, the Board considers candidates recommended by current directors, officers, professional advisors, employees and others.

      The Company’s By-Laws contain procedures for stockholder nominations of directors. See “Submission of Stockholder Proposals and Nominations for the 2005 Stockholders Meeting” below for a description of such procedures.

Director Compensation

      Directors who are also employed by the Company, IESA or any subsidiary of IESA do not receive any compensation for their service on the Board of Directors. Effective July 1, 2003, each non-employee director serving on the Board of Directors is given the following:

•	annual retainer of $25,000;

•	annual retainer of $7,500 for the chairman of a committee of the Board of Directors;

•	fee for each Board meeting attended ($2,000 for attending in person and $1,000 for attending via phone);

•	fee for each Committee meeting attended ($2,000 for attending in person and $1,000 for attending via phone);

•	annual stock option grant for 10,000 shares of the Company’s Common Stock; and

•	one-time stock option grant for 25,000 shares of the Company’s Common Stock upon joining the Board of Directors.

      The Company believes that these payments are necessary to attract and retain the highest caliber of directors to the Board.

Stockholder Communication with the Board

      Atari stockholders may send communications to the Board of Directors as a whole, the independent directors as a group, any Board committee, or any individual member of the Board by writing c/o Lisa S. Rothblum, General Counsel and Assistant Secretary, Atari, Inc., 417 Fifth Avenue, New York, New York 10016 and specifying the intended recipients. Inquiries sent by mail will be reviewed, sorted and summarized by Ms. Rothblum or her designee before they are forwarded to the Board or the applicable committee or individual director(s).

Code of Ethics

      Atari has adopted a Code of Ethics, Standards of Conduct and Confidentiality that applies to directors, executive officers, and all other employees, including senior financial personnel. We will make copies of our Code of Ethics available to investors upon request. Any such request should be sent by mail to Atari, Inc., 417 Fifth Avenue, New York, New York 10016, Attn: Corporate Legal Counsel or should be made by telephone by calling Corporate Legal Counsel at (212) 726-6500.

EXECUTIVE OFFICERS OF THE COMPANY

      Set forth below is certain information concerning each of the current executive officers of the Company. Further information concerning Bruno Bonnell and Denis Guyennot is presented above under the caption “Reclassification of the Board and Election of Directors.”

Name	Age	Position

Bruno Bonnell	46	Chief Executive Officer, Chief Creative Officer, and Chairman of the Board
Denis Guyennot	41	President, Chief Operating Officer, and Secretary
Harry M. Rubin	51	Senior Executive Vice President
William L. Stocks, III	50	Executive Vice President, US & Asia Pacific Sales, Marketing and Distribution
Lisa S. Rothblum	52	Senior Vice President, General Counsel, and Assistant Secretary

      Harry M. Rubin has served as Senior Executive Vice President since January 2001. From April 1998 until September 2000, Mr. Rubin was the President of the Company’s International Division. Prior to that, Mr. Rubin held several management positions at GT Interactive Software including Executive Vice President and General Manager, International Division and Business Affairs. From 1988 to 1993, Mr. Rubin worked at NBC, where he served as Vice President and General Manager of its domestic and international Home Video Divisions. He served as Chief Financial Officer for various entertainment companies at RCA Corporation from 1979 to 1988.

      William L. Stocks, III has served as Executive Vice President, US & Asia Pacific Sales, Marketing and Distribution since November 2003 and as Executive Vice President, Sales, Licensing, Marketing, Distribution and Logistics from July 2003 to November 2003. Prior to that, Mr. Stocks has been Senior Vice President, Sales, Distribution and Services since January 2000, when IESA acquired GT Interactive where he had held the same position since 1998. Mr. Stocks joined GT Interactive in 1996 as Senior Vice President, Sales and Marketing for the Value Division, which was comprised of Wizardworks/ Macsoft and The Slash Group.

      Lisa S. Rothblum has served as Senior Vice President, Legal and Business Affairs, and General Counsel of the Company since September 2000. In February 2001, Ms. Rothblum was appointed by the Board of Directors to serve as the Company’s Assistant Secretary. From 1982 to 1999, Ms. Rothblum was Senior Vice President of Legal Affairs and General Counsel of PolyGram Holding, Inc. (now known as Universal Vivendi), and served as that company’s Corporate Secretary. Prior to that, Ms. Rothblum was a litigation associate at Greenbaum Wolff & Ernst and a Staff Attorney at the New York Office of the Securities and Exchange Commission, Branch of Enforcement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers, and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to our equity securities with the SEC. All reporting persons are required by the SEC’s regulations to furnish us with copies of all reports that such reporting persons file with the SEC pursuant to Section 16(a).

      Based solely on our review of the copies of such forms received by us, except as described below, each such reporting person has filed all of their respective reports pursuant to Section 16(a) on a timely basis.

•	James Ackerly, a member of our Board of Directors, failed to timely file a Form 4 relating to the issuance of non-qualified stock options in July 2001, granted under the Company’s 2000 Plan. Mr. Ackerly subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing such option grant.

•	Bruno Bonnell, Chief Executive Officer, Chief Creative Officer and Chairman of the Board of Directors, failed to timely file four Forms 4 relating to the issuance of non-qualified stock options during the time period September 2000 to September 2003. All such stock options were granted under the Company’s 2000 Plan. Mr. Bonnell subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such option grants.

•	David Fremed, former Chief Financial Officer, failed to timely file three Forms 4 relating to the issuance of non-qualified stock options during the time period September 2000 to September 2003. All such stock options were granted under the Company’s 2000 Plan. Mr. Fremed subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such option grants.

•	Denis Guyennot, President, Chief Operating Officer and Secretary failed to timely file four Forms 4 relating to the issuance of non-qualified stock options during the time period September 2000 to September 2003. All such stock options were granted under the Company’s 2000 Plan. Mr. Guyennot subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such option grants.

•	Thomas A. Heymann, a member of our Board of Directors, failed to timely file three Forms 4 relating to the issuance of non-qualified stock options during the time period October 2000 to July 2001. All such stock options were granted under the Company’s 2000 Plan. Mr. Heymann subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such option grants.

•	IESA, a beneficial owner of more than 10% of the Common Stock of the Company, failed to timely file a Form 4 disclosing its sale of Common Stock of the Company as a result of the underwriters’ exercise of the over-allotment option in connection with the Company’s September 2003 Secondary Offering. IESA subsequently filed a Form 4 with the SEC on February 24, 2004, disclosing such sale.

•	Ann E. Kronen, a member of our Board of Directors, failed to timely file four Forms 4 relating to the issuance of non-qualified stock options during the time period December 2000 to November 2001. All such stock options were granted under the Company’s 2000 Plan. Ms. Kronen subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such option grants.

•	Thomas J. Mitchell, a member of our Board of Directors, failed to timely file two Forms 4 relating to the issuance of non-qualified stock options during the time period February 2001 to July 2001. All such stock options were granted under the Company’s 2000 Plan. Mr. Mitchell subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such option grants.

•	Lisa S. Rothblum, Senior Vice President, General Counsel and Assistant Secretary, failed to timely file two Forms 4 relating to the issuance of non-qualified stock options during the time period July 2001 to September 2003. All such stock options were granted under the Company’s 2000 Plan. Ms. Rothblum subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such option grants.

•	Harry M. Rubin, Senior Executive Vice President, failed to timely file a Form 4 relating to the purchase of shares of Common Stock in August 1996, pursuant to the exercise of stock options granted under the Company’s 1995 Stock Incentive Plan. Mr. Rubin also failed to timely file four Forms 4 relating to the issuance of non-qualified stock options during the time period September 2000 to September 2003. All such stock options were granted under the Company’s 2000 Plan. Mr. Rubin subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all of the above noted transactions.

•	Thomas Schmider, a member of our Board of Directors, failed to file seven Forms 4 disclosing various open market purchases and sales of the Common Stock of the Company. Certain of those sales and purchases resulted in a profit to Mr. Schmider, which, pursuant to Section 16(b) of the Exchange Act, he disgorged to the Company on July 6, 2004. Mr. Schmider also failed to timely file a Form 4 relating to the issuance of non-qualified stock options in July 2001. Such stock options were granted under the Company’s 2000 Plan. Mr. Schmider subsequently filed a Form 5 with the SEC on July 7, 2004, disclosing all of the above noted transactions.

•	William L. Stocks III, Executive Vice President, US & Asia Pacific Sales, Marketing and Distribution, failed to timely file a Form 3 disclosing his holdings of Company securities as of his appointment as an executive officer qualifying as a reporting person. Mr. Stocks subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such holdings.

•	David C. Ward, a member of our Board of Directors, failed to timely file a Form 3 disclosing his holdings of Company securities as of his appointment as a director. Mr. Ward subsequently filed a Form 5 with the SEC on May 17, 2004, disclosing all such holdings.

EXECUTIVE COMPENSATION

      The following table summarizes the total compensation for each of the last three fiscal years for the Company’s Chief Executive Officer, the Company’s four other most highly compensated executive officers who were serving at the end of the fiscal year and one former executive officer whose aggregate cash compensation exceeded $100,000 during fiscal 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

									Long-Term Compensation
	Annual Compensation
									Securities
							Other Annual		Underlying		All Other
Name and Principal Position	Year		Salary($)		Bonus($)		Compensation($)		Options(#)		Compensation($)

Bruno Bonnell	2004		200,000	(1)	—	(2)	49,825	(3)	300,000		0
Chief Executive Officer,	2003	*	150,000	(4)	0		0		0		0
Chief Creative Officer, and	2002		200,000		0		0		300,000		0
Chairman of the Board
Denis Guyennot	2004		450,000		—	(2)	254,353	(5)	187,500		6,000	(6)
President, Chief Operating	2003	*	337,500	(7)	342,750	(8)	191,572	(9)	196,875	(10)	6,000	(6)
Officer, and Secretary	2002		300,000		150,000	(11)	272,702	(12)	150,000		7,800	(6)
Harry M. Rubin	2004		415,000	(13)	—	(2)	36,000	(14)	175,000		15,875	(15)
Senior Executive	2003	*	300,000	(16)	202,000	(17)	27,000	(14)	78,750	(10)	4,185	(6)
Vice President	2002		350,000	(18)	70,000	(11)	30,000	(14)	100,000		10,899	(19)
William L. Stocks, III	2004		332,969	(20)	—	(2)	4,980	(14)	150,000		5,250	(6)
Executive Vice President,	2003	*	211,406	(21)	206,938	(22)	3,735	(14)	21,000	(10)	4,228	(6)
US & Asia Pacific Sales,	2002		275,000		44,000	(11)	4,980	(14)	30,000		6,000	(6)
Marketing and Distribution
Lisa S. Rothblum	2004		290,331	(23)	—	(2)	0		40,000		9,542	(6)
Senior Vice President,	2003	*	211,406	(24)	140,415	(25)	0		21,000	(10)	1,875	(6)
General Counsel, and	2002		275,000		44,000	(11)	0		30,000		5,813	(6)
Assistant Secretary
David J. Fremed	2004		259,795	(26)	0		0		100,000		36,260	(27)
Former Chief Financial	2003	*	211,406	(21)	150,563	(28)	0		21,000	(10)	3,171	(6)
Officer	2002		275,000		44,000	(11)	0		30,000		6,501	(6)

*	Represents 9-month period from July 2002 through March 2003.

(1)	Represents accrual of salary from April 2003 through March 2004.

(2)	As of the date hereof, the Company has not determined bonus amounts for fiscal 2004.

(3)	Represents housing allowance (including broker’s commission).

(4)	Represents accrual of salary from July 2002 through March 2003 based on an annual salary of $200,000.

(5)	(i) 218,353 of this amount represents housing allowance, and (ii) 36,000 of this amount represents car allowance. Does not include amounts advanced by the Company on behalf of Mr. Guyennot for the payment of taxes and business expenses. As of the date hereof, all such amounts were refunded to the Company by Mr. Guyennot.

(6)	Represents Company contributions on behalf of the respective Named Executive Officers to the Company’s 401(k) Profit Sharing Plan.

(7)	Represents payment of salary from July 2002 through March 2003 based on an annual salary of $450,000.

(8)	This amount was earned in fiscal 2003, of which $120,000 was paid in fiscal 2003 and $222,750 was paid in fiscal 2004.

(9)	(i) $164,572 of this amount represents housing allowance, and (ii) $27,000 of this amount represents car allowance.

(10)	Represents options granted to purchase stock of IESA.

(11)	This amount was earned in fiscal 2002 and paid in fiscal 2003.

(12)	(i) $222,017 of this amount represents housing allowance and (ii) $50,685 of this amount represents car allowance.

(13)	Represents payment of salary from (i) April 2003 through June 2003 based on an annual salary of $400,000 and (ii) from July 2003 through March 2004 based on an annual salary of $420,000.

(14)	Represents car allowance.

(15)	Represents (i) $9,860 of expenses related to medical benefits, and (ii) $6,015 of Company contributions on behalf of Mr. Rubin to the Company’s 401(k) Profit Sharing Plan.

(16)	Represents payment of salary from July 2002 through March 2003 based on an annual salary of $400,000.

(17)	This amount was earned in fiscal 2003, of which $70,000 was paid in fiscal 2003 and $132,000 was paid in fiscal 2004.

(18)	Represents payment of salary from (i) July 2001 through December 2001 based on an annual salary of $300,000 and (ii) from January 2002 through June 2002 based on an annual salary of $400,000.

(19)	Represents (i) $2,424 of expenses related to medical benefits, and (ii) $8,475 of the Company contributions on behalf of Mr. Rubin to the Company’s 401(k) Profit Sharing Plan.

(20)	Represents payment of salary from (i) April 2003 through June 2003 based on an annual salary of $281,875, and (ii) from July 2003 through March 2004 based on an annual salary of $350,000.

(21)	Represents payment of salary from July 2002 through March 2003 based on an annual salary of $281,875.

(22)	This amount was earned in fiscal 2003, of which $44,000 was paid in fiscal 2003 and $162,938 was paid in fiscal 2004.

(23)	Represents payment of salary from (i) April 2003 through June 2003 based on an annual salary of $281,875, and (ii) from July 2003 through March 2004 based on an annual salary of $293,150.

(24)	Represents payment of salary from July 2002 through March 2003 based on an annual salary of $281,875.

(25)	This amount was earned in fiscal 2003, of which $44,000 was paid in fiscal 2003 and $96,415 was paid in fiscal 2004.

(26)	Represents salary for the period April 2003 through February 20, 2004 (the date of Mr. Fremed’s resignation). From April 2003 through June 2003 Mr. Fremed’s annual salary was $281,875. From July 2003 to February 2004 Mr. Fremed’s annual salary was $293,150.

(27)	Represents (i) $30,536 of payments to Mr. Fremed for services provided in facilitating the transition of the Company’s financial department and operations following his resignation, (ii) payment of $2,903 of accrued vacation time through the date of Mr. Fremed’s resignation, and (iii) $2,828 in Company contributions on behalf of Mr. Fremed to the Company’s 401(k) Profit Sharing Plan.

(28)	This amount was earned in fiscal 2003, of which $44,000 was paid in fiscal 2003 and $106,563 was paid in fiscal 2004.

      In addition to Mr. Bonnell’s corporate apartment, the Company also leases one corporate apartment in New York City, which lease expires in August 2004, for use by the Company’s executive officers, directors, consultants and relocating executives.

Option Grants in Fiscal Year 2004

      The following table sets forth information concerning individual grants of stock options made during fiscal 2004 to each of the Named Executive Officers. The following table also shows the hypothetical value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed rates of growth are required by the SEC for illustration purposes only and are not intended to forecast possible future stock prices.

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to			Option Term ($)
	Options	Employees in	Exercise Price	Expiration
Named Executive Officer	Granted (#)(1)	Fiscal Year(2)	Per Share(3)	Date	5%	10%

Bruno Bonnell	300,000	22.52%	$4.21	09/24/2013	794,294	2,012,897
Denis Guyennot	187,500	14.08%	$4.21	09/24/2013	496,434	1,258,060
Harry M. Rubin	175,000	13.14%	$4.21	09/24/2013	463,338	1,174,190
William L. Stocks III	150,000	11.26%	$4.21	09/24/2013	397,147	1,006,448
Lisa S. Rothblum	40,000	3.00%	$4.21	09/24/2013	105,906	268,386
David J. Fremed	100,000	7.51%	$4.21	09/24/2013	264,765	670,966

(1)	Such options were granted pursuant to and in accordance with the 2000 Plan. For a complete description of such plan, see “Proposal 2: Adoption of Amendments to the Company’s 2000 Plan”. Such options vest 25% on September 23, 2004 and 6.25% each calendar quarter end thereafter.

(2)	The Company granted an aggregate of 1,332,000 stock options to employees during fiscal 2004.

(3)	The exercise price is equal to the fair market value of the Company’s Common Stock on the date of grant.

Aggregated Option Exercises and Year-End Option Values

      Set forth below is information relating to the exercise of stock options of the Company during fiscal 2004 for each of our Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers. No Named Executive Officer exercised options during fiscal 2004.

	Number of Securities	Value of Unexercised
	Underlying Unexercised	In-the-Money Options at
	Options at March 31, 2004 (#)	March 31, 2004 ($)(1)
Named Executive Officer	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)

Bruno Bonnell	1,156,250/643,750	0/0(2)
Denis Guyennot	612,500/325,000	0/0(2)
Harry M. Rubin	285,330/255,216	12,282/0
William L. Stocks, III	97,000/173,000	0/0(2)
Lisa S. Rothblum	71,250/58,750	0/0(2)
David J. Fremed	80,000/130,000	0/0(2	)(3)

(1)	Based on the market value of underlying shares of the Company’s Common Stock on March 31, 2004 ($3.41), minus the aggregate exercise price.

(2)	No options are in-the-money as of March 31, 2004 since the fair market value does not exceed the exercise price of the options.

(3)	Mr. Fremed is the former Chief Financial Officer of the Company. Mr. Fremed resigned from the Company effective February 20, 2004. In connection with his resignation, all of Mr. Fremed’s unexercised options terminated on May 20, 2004.

Equity Compensation Plan Information

Stock Incentive Plans

      The Company has three equity incentive plans (collectively, the “Plans”) under which options to purchase shares of its Common Stock are authorized for grant to employees, officers, members of the Board of Directors, consultants and others: (i) the 1995 Stock Incentive Plan, (ii) the 1997 Stock Incentive Plan, and (iii) the 2000 Plan, which have been approved by the Company’s stockholders.

      The following table gives aggregate information regarding grants under the Plans through March 31, 2004.

	Number of Securities
	to be Issued Upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance

Equity compensation plans approved by security holders	6,629,798	$11.01	7,064,504
Equity compensation plans not approved by security holders(1)	248,224	$0.34	N/A
Total	6,878,022	$10.62	7,064,504

(1)	The shares underlying these options represent options granted under the Shiny Entertainment, Inc. (“Shiny”) 1995 Stock Incentive Plan (the “Shiny Plan”) and that were converted to options to purchase 248,224 shares of the Company upon the Company’s acquisition of Shiny and assumption of the Shiny Plan. These options were registered on a Form S-8 (the Form S-8 registered 568,328 shares, as that was the number of shares derived from original conversion calculations). Ultimately, however, the original options granted under the Shiny Plan only converted into the 248,224 shares under the Company’s 2000 Plan.

      Warrants. In addition to the above equity compensation plans, at the end of fiscal 2004, 200,499 common stock purchase warrants that were issued as compensation were outstanding. These warrants were issued to various external game developers in connection with development agreements which the Company (or its affiliates) entered into with such developers. As of the date hereof, all such warrants are out-of-the-money.

Employee Stock Purchase Plan

      The Company adopted the Employee Stock Purchase Plan (the “ESPP”) and reserved 200,000 (adjusted to reflect the one-for-five reverse stock split effected on June 26, 2000) shares of its Common Stock for issuance under the ESPP. The purpose of the ESPP was to give employees of the Company, and certain of the Company’s affiliates, an opportunity to purchase Common Stock of the Company every six months through payroll deduction. The purchase price of each share was 85% of the lower of the fair market value on the first or last day of each six-month period. Employees were allowed to purchase shares having a value not exceeding ten percent (10%) of their gross compensation during a six-month period. In January 2003, all shares of Common Stock reserved for issuance under the ESPP were issued and, as a result, the Company terminated the ESPP as provided for under the ESPP documents, effective April 2003.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Agreement with Bruno Bonnell

      The Company and Bruno Bonnell entered into an employment agreement (the “Bonnell Employment Agreement”), which was executed on July 1, 2004 and effective as of April 1, 2004. Pursuant to such contract Mr. Bonnell is to serve as the Chief Executive Officer, Chief Creative Officer and Chairman of the Board of the Company reporting directly to the Board of Directors. The term of the Bonnell Employment Agreement will continue through March 31, 2009, and may be extended for up to two additional one year periods under terms that are identical to those contained in the Bonnell Employment Agreement.

      Under the Bonnell Employment Agreement, Mr. Bonnell receives an annual salary of €500,000 retroactive to April 1, 2004, such salary to be reviewed annually for increase in the Compensation Committee’s sole discretion. Additionally, Mr. Bonnell is eligible to receive an annual bonus of up to 100% of his base salary (30% based upon the creative performance of the Company and 70% based on the overall financial performance of the Company). Upon execution of the Bonnell Employment Agreement, Mr. Bonnell received a grant of stock options to purchase 2,000,000 shares of the Company’s Common Stock at the then fair market value ($2.24). Such options vest 25% on March 31, 2005 and 6.25% each calendar quarter end thereafter commencing with the calendar quarter ending September 30, 2005. The grant of the last 800,000 of those stock options is conditioned upon stockholder approval of the amendments to the 2000 Plan being submitted at this Annual Meeting.

      Mr. Bonnell also receives a housing allowance for the period commencing April 1, 2004 through December 31, 2005, which shall include reimbursement for Mr. Bonnell’s actual and documented rent, security deposit and broker commissions or fees; provided, however, that rent reimbursement will be capped at $7,600 per month through December 31, 2004 and $8,360 per month in 2005. The Company shall also cover similar expenses incurred from January 1, 2004 through April 1, 2004, subject to the $7,600 cap for 2004.

      Furthermore, if Mr. Bonnell is terminated without cause or resigns for good reason prior to a change in control event, Mr. Bonnell will receive (i) his base salary for 12 months, (ii) a bonus payment equal to the target bonus amount for the year of termination, and (iii) 100% vesting of options which remain exercisable for a period of one year thereafter or, if less, the remainder of the term of the grant. If Mr. Bonnell is terminated without cause or resigns for good reason within 24 months of a change in control event, Mr. Bonnell will receive (i) two times the sum of his then current base salary and bonus for the immediately preceding bonus year (or if higher, the bonus payment made to Mr. Bonnell with respect to the full fiscal year immediately preceding the change of control event), in 24 monthly installments, (ii) payment of any accrued amounts and the pro rata portion of his bonus for the termination year, and (iii) 100% vesting of options which remain exercisable for a period of one year thereafter or, if less, the remainder of the term of the grant.

Employment Agreement with Harry M. Rubin

      The Company and Harry M. Rubin entered into an employment agreement (the “Rubin Employment Agreement”), which is effective as of June 1, 2002. The term of the Rubin Employment Agreement will continue through May 31, 2007, and may be extended for five additional years under terms that are identical to those contained in the Rubin Employment Agreement.

      Under the Rubin Employment Agreement, Mr. Rubin receives an annual salary of $400,000 retroactive to January 1, 2002, and is eligible to receive an annual increase in the base salary of five percent (5%). Accordingly, Mr. Rubin’s current annual salary is $420,000. Additionally, Mr. Rubin is eligible to receive an annual bonus of up to 50% of his base salary and receives a car allowance of $3,000 per month.

      Furthermore, if Mr. Rubin is terminated without cause or resigns for good reason, including upon the happening of a change of control event, Mr. Rubin will receive (i) any portion of his base salary and car allowance payable through the date of termination that remains unpaid, (ii) a lump sum cash severance payment equal to the base salary and car allowance that Mr. Rubin would have otherwise received but for the termination, for a period that is the greater of either (A) the remainder of the term had termination not occurred, or (B) three years from the effective date of termination, and (iii) a bonus of 50% of such aggregate base salary payable to him.

      In the event of a change of our control, all stock options granted to Mr. Rubin prior to the change of control event will vest in full immediately.

Termination Agreement with David Fremed

      In February 2004, the Company entered into a Termination and Release Agreement with David Fremed, whereby, in consideration for Mr. Fremed’s ongoing assistance to the Company, on an as-needed basis and subject to his other professional obligations, for the purpose of facilitating the transition of the Company’s financial department and operations following Mr. Fremed’s resignation, the Company shall pay Mr. Fremed six month’s base salary. Such payments to be made in equal installments over a period of six months on the Company’s standard pay dates.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Board of Directors is currently composed of Mr. Ackerly, Mr. Bonnell, the Chairman, Chief Executive Officer and Chief Creative Officer of the Company, and Mr. Heymann, a former Chief Executive Officer of the Company. Ms. Kronen, a consultant of the Company, serves in an advisory/non-voting capacity. No interlocking relationship exists between our Board of Directors or our Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Responsibilities and Composition of the Committee

      The Compensation Committee (i) acts with respect to the Company’s compensation plans, programs and policies for executive officers, (ii) monitors the performance and compensation of executive officers and other key employees, and (iii) monitors related decisions concerning matters of executive compensation. The Board of Directors has amended the Compensation Committee Charter during fiscal 2004 to mandate that a majority of the Committee consist of independent directors. In April 2004, the Committee was reconstituted to comply with that mandate.

Executive Compensation Philosophy and Policies

      The Compensation Committee recognizes the critical role of its executive officers in the future growth and success of the Company. Accordingly, the Company’s executive compensation policies are designed to:

(i) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company’s financial performance; (ii) provide compensation that will attract and retain superior talent; (iii) reward individual results through base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various other benefits, including a 401(k) profit sharing plan and life and medical insurance plans; and (iv) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform a particular job successfully.

Components of Compensation

      The key elements of the Company’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. The Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, we consider all elements of a senior executive’s total compensation package, including insurance and other benefits. In establishing salary, bonuses and long-term incentive compensation for executive officers, the Compensation Committee takes into account both the position and expertise of the particular executive, as well as its understanding of competitive compensation for similarly situated executives in the Company’s industry. In this regard, the Company retains consultants to advise it on compensation trends and levels and to ensure that the Company’s compensation policies and guidelines are both competitive and appropriate for its size and industry position.

      Base Salary. Annual increases to base salaries (as opposed to bonuses, which are based upon guidelines established by the Compensation Committee) for executive officers are based on the terms of existing employment agreements, and in some cases the discretion of the Compensation Committee based on individual performance. Base salaries are targeted at median levels for similar companies and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance and internal equity issues, as well as external pay practices. We review each senior executive’s base salary annually. In fiscal 2004, those eligible executives received an annual merit increase to their base salary during the Committee’s July 2003 compensation review.

      For all other employees, the Company has a formal Company-wide merit budget program pursuant to which the Company establishes separate budgeted amounts for base salary increases due to (i) merit and (ii) promotions and market adjustments. Formal performance appraisals are, and will continue to be, an integral part of the merit review process.

      Bonuses. For fiscal 2004 the Company adopted an Executive Bonus Plan. Under this plan, each executive is eligible for a bonus equal to a set percentage of his or her base salary. Payment of such bonuses, or any portion thereof, is based on attainment by the Company of sales and operating profit targets established by the Committee and management. We have the discretion to reduce or increase an executive’s bonus amount dependent on the Company’s financial performance and individual achievements. Although the plan does not specify factors the Committee will evaluate, we evaluate, among other things, overall Company and business segment financial performance, as well as non-financial Company performance, in determining the appropriate final incentive bonus payout for each executive.

      Stock Incentive Plans. Stock options are granted under the provisions of the Company’s 1995, 1997 and 2000 Stock Incentive Plans. Stock options are an important part of the Company’s long-term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long term by directly linking executive compensation to the Company’s performance. Option grant levels have been patterned after industry-competitive long-term incentive compensation practices and criteria established by the Compensation Committee, including, but not limited to, responsibility level and salary. Stock options are granted at 100% of the fair market value of the stock on the date of grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company’s stockholders are similarly benefited. In September 2003, the Committee made stock option grants to certain executives.

      401(k) Profit Sharing Plan. The Company has a profit sharing and savings plan (the “401(k) Plan”). Under the 401(k) Plan, all of the Company’s employees with three months of service and who are at least

18 years of age are eligible to participate in the 401(k) Plan. The Company may limit participation by highly compensated employees to comply with the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Code’s nondiscrimination requirements. Pursuant to the 401(k) Plan, employees may elect to contribute up to 18% of their current compensation, subject to statutorily prescribed limitations to the 401(k) Plan. The 401(k) Plan also permits the Company to provide a 100% matching contribution for full-time employees who are employed as of the end of each quarter, up to a maximum matching contribution of three percent (3%) of an employee’s compensation and 50% of the next six percent (6%) of compensation, subject to statutory limitations. The Company may also make a discretionary contribution to the 401(k) Plan which will be allocated to the accounts of participants, based on their relative compensation levels.

Compensation of the Chief Executive Officer

      In fiscal 2004, the Company accrued an annual payment of $200,000 for reimbursements of certain business expenses incurred by Bruno Bonnell, the Company’s Chief Executive Officer. Mr. Bonnell also received stock option grants of 300,000 shares. We granted the options to provide a competitive level of long-term incentive value, consistent with our philosophy. Historically, Mr. Bonnell has been paid considerably less than may have been paid to an individual with similar responsibilities in a similar industry. The Committee has reevaluated Mr. Bonnell’s compensation as a result of, among other things, new company directives and additional responsibilities associated with Mr. Bonnell assuming the role of Chief Creative Officer. Accordingly, the Committee approved a new compensation arrangement for Mr. Bonnell, entered into July 1, 2004 and effective April 1, 2004. The arrangement is formalized in an Employment Agreement, the terms of which are summarized under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above.

Tax Deductibility under Section 162(m)

      Internal Revenue Code Section 162(m) generally limits the U.S. corporate income tax deduction for compensation paid to certain executive officers to $1 million, unless the compensation is “performance based compensation” or qualifies under certain other exceptions. In designing Atari’s compensation programs, the Committee carefully considers the effect of this provision together with other factors relevant to the needs of the business. We have historically taken, and intend to continue taking, such steps as we deem reasonably practicable to minimize the impact of Section 162(m).

COMPENSATION COMMITTEE

James Ackerly
Bruno Bonnell
Thomas A. Heymann, Chairman
Denis Guyennot (former member serving
throughout fiscal 2004)
Ann E. Kronen (former member serving
throughout fiscal 2004)

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee is comprised of three non-employee directors, Messrs. Ackerly, Caparro and Mitchell, each an independent director that meets the current independence requirements and financial literacy standards of the NASDAQ Marketplace Rules. Mr. Mitchell serves as the Chairman of the Audit Committee and qualifies as a “financial expert” as defined by the applicable rules of the SEC.

      The Audit Committee operates under a written Charter, which was amended by the Board of Directors in fiscal 2004 to specify the Audit Committee’s authority to review and approve “related party transactions” (as defined by applicable NASDAQ and SEC rules). A copy of the Charter, which more fully describes the Audit Committee’s responsibilities, is included as Appendix A to this Proxy Statement.

      Management has the primary responsibility for the preparation and integrity of Atari’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The function of the Audit Committee is to assist the Board in its oversight responsibilities relating to the Company’s accounting policies, internal controls and financial reporting.

      In fulfilling its oversight responsibilities, the Audit Committee has received the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Additionally, the Audit Committee has discussed with management and the independent accountants the Company’s financial statements. On the basis of the reviews and discussions mentioned, the Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004, for filing with the SEC.

AUDIT COMMITTEE

James Ackerly
James Caparro
Thomas J. Mitchell, Chairman

STOCK PERFORMANCE GRAPH

      The following graph depicts the cumulative total return on the Company’s Common Stock compared to the cumulative total return for the NASDAQ National Market index and a peer group selected by the Company on an industry and line-of-business basis. The Company has constructed a Peer Group Index consisting of other video game software companies, including Electronic Arts Inc., THQ, Inc., Activision, Inc., Take Two Interactive Software, Inc., Acclaim Entertainment, Inc., and Midway Games, Inc. The entities which comprise the 2004 Peer Group Index differ from those used in our Proxy Statement for last year. Such differences result from the omission of certain entities because they are no longer in our line of business or industry. Specifically, Intuit has been omitted. The Company believes that the entities utilized in the 2004 Peer Group Index most closely resemble the Company’s business mix and that their performance is representative of the industry. The graph assumes an investment of $100 on March 31, 1999. Reinvestment of dividends is assumed in all cases.

Comparison of 5 Year Cumulative Total Return*

Among Atari, Inc., The NASDAQ Stock Market (U.S.) Index,
an Old Peer Group and a New Peer Group

*	$100 invested on March 31, 1999 in stock or index — including reinvestment of dividends. Fiscal year ending March 31.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information, as of July 15, 2004, concerning the Common Stock of the Company beneficially owned by (i) each director and nominee of the Company, (ii) the Named Executive Officers and all executive officers and directors as a group, and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Amount and Nature
	of Beneficial
	Ownership of Shares
Name of Beneficial Owner	of Common Stock(1)		Percentage**

Infogrames Entertainment S.A.	71,325,281	(2)	58.81%
California U.S. Holdings, Inc.	68,459,669	(3)	56.45%
Atari Interactive, Inc.	2,000,000		1.65%
Nexgen Capital Limited	10,600,000		8.74%
Bruno Bonnell	72,612,781	(4)	59.25%
Thomas Schmider	71,628,406	(5)	58.99%
Thomas A. Heymann	475,500	(6)	*
Ann E. Kronen	80,062	(7)	*
Denis Guyennot	670,761	(8)	*
Thomas J. Mitchell	27,375	(9)	*
James Ackerly	17,344	(10)	*
David C. Ward	50,000	(11)	*
James Caparro	15,938	(12)	*
Harry M. Rubin	301,375	(13)	*
William L. Stock, III	125,152	(14)	*
Lisa S. Rothblum	82,331	(15)	*
David J. Fremed	340	(16)	*
All named executive officers and directors as a group (13 persons)	74,762,084	(17)	60.04%

*	Less than 1%.

**	As of July 15, 2004, 121,275,614 shares of Common Stock were outstanding, excluding shares issuable upon exercise or conversion of outstanding options and warrants.

(1)	For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days following July 15, 2004. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire by September 13, 2004 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

(2)	Includes (i) 68,459,669 shares of Common Stock beneficially owned by CUSH, a wholly-owned subsidiary of IESA, (ii) 2,000,000 shares of Common Stock directly held by Atari Interactive, a majority-owned subsidiary of IESA, and (iii) 865,612 shares of Common Stock held directly by IESA. IESA may be deemed to beneficially own the shares held by CUSH and Atari Interactive because they are subsidiaries of IESA. The address of IESA is 1, Place Verazzano, 69252 Lyon Cedex 09, France.

(3)	Includes a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family. This amount does not include 12,000,000 shares to be transferred by Nexgen Capital Limited (“Nexgen”) to CUSH in the event of a physical settlement of an equity swap transaction between Nexgen and CUSH, as more fully described in the filings of such stockholders pursuant to Sections 13 and 16 of the Exchange Act.

(4)	The holdings for Mr. Bonnell include (i) 71,325,281 shares of Common Stock beneficially owned by IESA, and (ii) 1,287,500 shares that can be acquired through stock option exercises within 60 days following July 15, 2004. Mr. Bonnell may be deemed to beneficially own all of the shares beneficially held by IESA because he is the Chairman of the Board of Directors, President and Chief Executive Officer of IESA. Mr. Bonnell disclaims beneficial ownership of such shares. Mr. Bonnell is also the beneficial owner of approximately 3.76% of IESA, excluding 390,000 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2004.

(5)	The holdings for Mr. Schmider include (i) 150,000 shares owned by Mr. Schmider, (ii) 71,325,281 shares of Common Stock beneficially owned by IESA, and (iii) 153,125 shares that can be acquired through stock option exercises within 60 days following July 15, 2004. Mr. Schmider may be deemed to beneficially own all of the shares beneficially held by IESA because he is the Managing Director (Chief Operating Officer) of IESA. Mr. Schmider disclaims beneficial ownership of such shares. Mr. Schmider is also the beneficial owner of approximately 3.43% of IESA, excluding 377,500 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2004.

(6)	Represents 475,500 shares that can be acquired through stock option exercises within 60 days following July 15, 2004.

(7)	Represents 3,000 shares owned by Ms. Kronen (through a trust of which she is the sole trustee) and 77,062 shares that can be acquired through stock option exercises within 60 days following July 15, 2004.

(8)	Represents 17,636 shares owned by Mr. Guyennot and 653,125 shares that can be acquired through stock option exercises within 60 days following July 15, 2004. Excludes 243,470 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2004.

(9)	Represents 3,000 shares owned by Mr. Mitchell and 24,375 shares that can be acquired through stock option exercises within 60 days following July 15, 2004.

(10)	Represents 17,344 shares that can be acquired through stock option exercises within 60 days following July 15, 2004.

(11)	Represents 50,000 shares that can be acquired through stock option exercises within 60 days following July 15, 2004.

(12)	Represents 15,938 shares that can be acquired through stock option exercises within 60 days following July 15, 2004.

(13)	Represents 420 shares owned by Mr. Rubin and 300,955 shares that can be acquired through stock option exercises within 60 days following July 15, 2004. Excludes 19,688 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2004.

(14)	Represents 17,652 shares owned by Mr. Stocks and 107,500 shares that can be acquired through stock option exercises within 60 days following July 15, 2004. Excludes 5,250 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2004.

(15)	Represents 5,456 shares owned by Ms. Rothblum and 76,875 shares that can be acquired through stock option exercises within 60 days following July 15, 2004. Excludes 5,250 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2004.

(16)	Represents 340 shares owned by Mr. Fremed. Mr. Fremed is the former Chief Financial Officer of the Company. Mr. Fremed resigned from the Company effective February 20, 2004. In connection with his resignation, all of Mr. Fremed’s unexercised options terminated on May 20, 2004. Excludes 5,250 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2004.

(17)	See footnote 1. Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Carye family, and (ii) 3,239,299 shares that can be acquired through stock option exercises within 60 days following July 15, 2004.

Change of Control of the Company

      During fiscal 2004, no event has occurred which resulted in a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

2003 Recapitalization and Offering

Recapitalization

      In September 2003, the Company, IESA, and CUSH entered into an agreement (the “Recapitalization Agreement”) resulting in the exchange of all of the Company’s net related party debt with IESA and certain of its wholly-owned subsidiaries totaling $165.9 million into 39,029,877 shares of the Company’s Common Stock immediately prior to the offering of Common Stock of the Company described below (the “Offering”). The conversion price was consistent with the Offering price of $4.25 per share. The converted debt consisted of the following outstanding amounts at September 18, 2003: $48.3 million of a medium-term loan, $44.8 million of a revolving credit agreement with IESA, $46.3 million of non-interest bearing subordinated convertible notes and $73.1 million of 5% subordinated convertible notes. The Recapitalization Agreement provided for an offset of previously provided advances to Atari Interactive and Atari Australia Pty. Ltd. (“Atari Australia”) of $44.7 million and $1.9 million, respectively. Accordingly, at March 31, 2004, none of those previously outstanding amounts remain outstanding. However, the Company has $8.6 million in related party notes receivable outstanding at March 31, 2004, which arose after the Recapitalization and are related to certain other transactions. Such notes are permitted by the GECC Senior Credit Facility.

      In connection with the Recapitalization Agreement, the Company issued stock at a more favorable rate than was available, at the holder’s option, under the original terms of the five percent (5%) subordinated convertible notes. The incremental value of the additional stock issued was reported as a dividend to IESA for $39.4 million, which had no impact on total stockholders’ equity and has been reported as a charge in computing (loss) income attributable to common stockholders.

Atari License

      In connection with the Recapitalization Agreement, Atari Interactive extended the term of the license under which the Company uses the Atari name to ten years expiring on December 31, 2013. The Company issued 2,000,000 shares of its Common Stock to Atari Interactive for the extended license and will pay a royalty equal to one percent (1%) of the Company’s net revenues during years six through ten of the extended license. The Company recorded a deferred charge of $8.5 million, which is being amortized at the rate of approximately $0.3 million per month. The monthly amortization is based on the total estimated cost to be incurred by the Company over the ten-year license period. At March 31, 2004, $3.4 million of this charge is included in Prepaid Expenses and Other Current Assets with the remaining $3.4 million, net of $1.7 million of amortization, included in Other Assets.

Offering

      On September 24, 2003, the Company offered to the public 9,820,588 new shares of the Company’s Common Stock at an offering price of $4.25 per share. The net proceeds to the Company after all costs were $34.9 million. The Company used $3.9 million of the net proceeds to repay indebtedness outstanding under its credit facility with GECC. The remaining proceeds were used to pay costs of developing video game software and to meet general working capital needs.

      Additionally, on September 24, 2003, IESA sold 17,179,412 shares of the Company’s Common Stock as part of the Offering. The Company did not receive any proceeds from the sale of IESA’s Common Stock in the Company. Finally, on October 21, 2003, the underwriters exercised their over-allotment option, purchasing 3,855,400 shares at a purchase price of $4.25 per share. The option shares were purchased from IESA, reducing IESA’s direct and indirect ownership to approximately 67% of the Company (which percentage ownership is, as of the date hereof, 58.8%, due to subsequent transactions). See “Security Ownership of Certain Beneficial Owners and Management” above. The Company did not receive any of the proceeds from the exercise of the over-allotment option.

IESA Credit Facilities and Debt with the Company

Credit Agreement

      The Company maintained a Credit Agreement which provided for an aggregate commitment of $75.0 million which bore interest at LIBOR plus 2.5%. Effective December 31, 2002, the maturity date of the Credit Agreement was extended to April 1, 2004. This agreement required that the Company comply with certain financial covenants and, among other items, restricted capital expenditures. As of September 30, 2003, all outstanding borrowings were exchanged for 10,541,105 newly issued common shares under the terms of the Recapitalization Agreement. As of March 31, 2004, no accrued interest or fees remain outstanding.

Medium-Term Loan

      In connection with the acquisition of Shiny Entertainment, Inc., the Company obtained a $50.0 million medium-term loan from IESA. Interest was based on the three month LIBOR rate plus 2.75% and payable on a quarterly basis, in arrears. An unused commitment fee of 0.50% per annum was based on the aggregate amount of the facility less outstanding loans. As of September 30, 2003, all outstanding borrowings have been exchanged for 11,359,319 newly issued common shares under the terms of the Recapitalization Agreement. Additionally, as of March 31, 2004, no accrued interest remains outstanding.

Long-Term Related Party Debt

0% Notes

      In conjunction with the 1999 purchase of the Company by IESA, the Company issued to General Atlantic Partners, LLC (“GAP”) the 0% Notes in exchange for 600,000 shares of Series A Preferred Stock and $20.0 million of subordinated notes of the Company. The 0% Notes were to mature in December 2004 and had a redemption value of $50.0 million at maturity. In lieu of payment at maturity, the 0% Notes were convertible at any time, at the holder’s option, into shares of the Company’s Common Stock at $20.00 per share. On December 28, 2001, IESA assumed the 0% Notes from GAP in exchange for shares of IESA common stock. IESA did not change any of the terms of the 0% Notes (renamed the “IESA 0% subordinate convertible note”) as they relate to the Company. Interest on the IESA 0% subordinate convertible note was accreted at the rate of 7% per annum.

      Under the terms of the Recapitalization Agreement, the IESA 0% subordinated convertible note has been fully offset against the advances to related parties.

5% Notes

      In conjunction with the 1999 purchase of the Company by IESA, the Company issued to CUSH, 5% subordinated convertible notes (“5% CUSH Notes”) in exchange for $25.0 million in cash and $35.6 million in debt and accrued interest. The 5% CUSH Notes were to mature in December 2004 and had a principal amount of $60.6 million. In lieu of payment at maturity, the 5% CUSH Notes were convertible at any time, at the holder’s option, into shares of the Company’s Common Stock at $9.25 per share.

      Under the terms of the Recapitalization Agreement, the 5% CUSH Notes, net of the remaining advances to related parties, have been fully converted to 17,129,453 of the Company’s newly issued common shares at a fair-market value of $4.25 per share. The common shares issued by the Company were at a more favorable rate than that available under the original terms of the 5% CUSH Notes. The resulting incremental value of the additional stock issued was recorded as a dividend to IESA of $39.4 million.

      In September 2003, the Company expensed the full $1.3 million of remaining deferred financing fees related to the IESA 0% subordinated convertible note and the 5% CUSH Notes as a result of the Recapitalization Agreement.

Transactions with IESA

      As of March 31, 2003 the Company had a net payable due to IESA of $1.9 million and as of March 31, 2004 the Company had a net receivable due from IESA of $2.7 million. These balances resulted from the following transactions (in thousands):

		Nine Months Ended		Years Ended
	Year Ended	March 31,		March 31,
	June 30,
	2002	2002	2003	2003	2004

		(Unaudited)		(Unaudited)
Income (expense)
Purchase of product and other various services	$(351)	$(144)	$(113)	$(46)	$(54)
Sale of product and services	—	—	4	4	59
Management fees(1)	(3,081)	(2,304)	(2,346)	(2,344)	(3,000)
Interest expense and facility fees (2)	(3,542)	(1,502)	(3,945)	(5,985)	(2,143)
Interest expense on 5% subordinated convertible note(3)	(3,334)	(2,487)	(2,614)	(3,460)	(1,680)
Interest expense on non-interest bearing subordinated convertible notes(4)	(1,435)	(718)	(2,153)	(2,870)	(1,339)
Royalty expense(5)	(4,612)	(3,532)	(4,067)	(5,147)	(552)
Royalty income(6)	4,678	3,158	18,807	20,412	28,814

Net (expense) income	$(11,677)	$(7,529)	$3,573	$564	$20,105

(1)	IESA charges the Company monthly management fees for various global management and systems support.

(2)	IESA charged the Company monthly interest and fees for the amount outstanding on the related party credit facilities and the medium-term loan. The interest rate was LIBOR plus 2.5% for the related party credit facility and LIBOR plus 2.75% for the medium-term loan.

(3)	IESA charged the Company monthly interest for the amount outstanding on its long term related party 5% subordinated convertible note. The 5% subordinated convertible note was terminated as part of the Company’s September 2003 recapitalization.

(4)	On December 28, 2001, IESA assumed from GAP the $50.0 million principal amount of non-interest bearing subordinated convertible notes (the “GAP 0% Notes”) in exchange for IESA shares of common stock. IESA did not change any of the terms of the former GAP 0% Notes as they relate to the Company. Interest on these notes was being accreted at the rate of 7% and had a redemption value of $50.0 million at maturity. The GAP 0% notes were terminated as part of the Company’s September 2003 recapitalization.

(5)	The Company and IESA entered into a distribution agreement, which provides for the distribution by the Company of IESA’s (or any of its subsidiaries’) products in the United States, Canada and their territories and possessions, pursuant to which the Company will pay IESA either 30% of the gross profit on such products or 130% of the royalty rate due to the developer, whichever is greater. The Company recognizes this amount as royalty expense as part of cost of goods sold.

(6)	The distribution agreement with IESA also includes distribution rights by IESA for the Company’s products across Europe, Asia, and certain other regions pursuant to which IESA will pay the Company 30% of the gross profit on such products or 130% of the royalty rate due to the developer, whichever is greater. The Company recognizes this amount as royalty income as part of net revenues.

IESA Stock Options Granted

      On November 7, 2002, IESA granted stock options of approximately 510,000 shares to senior management of the Company. All options granted were at fair market value at the date of the grant and have a vesting period of four years. IESA does not expense stock options granted to employees, therefore, no charge was recorded in the Company’s statement of operations for the nine months ended and year ended (unaudited) March 31, 2003.

IESA Liquidity

      IESA has incurred significant losses from operations and is highly leveraged. Should IESA experience liquidity issues, among other things, this may result in its inability to fund the development efforts of Atari Interactive, and the Company’s results of operations may suffer because, as the North American distributor of the games developed by Atari Interactive, the Company’s revenue could significantly decrease. Such a reduction of the Company’s revenues, among other things, could result in a breach of one or more of the covenants contained in the Company’s senior credit facility with General Electric Capital Corporation (“GECC”). In the event any of the above contingencies occur, the Company is prepared to take various actions which may include, but not be limited to, a reduction in the Company’s expenditures for internal and external new product development and a reduction in overhead expenses. These actions, should they become necessary, may result in a significant reduction in the size of the Company’s operations.

Transactions with Atari Interactive (Formerly Known as Infogrames Interactive, Inc. and Hasbro Interactive, Inc.), a Subsidiary of IESA

      As of March 31, 2003 and March 31, 2004, the Company had a net payable due to Atari Interactive of $3.1 million and $3.2 million, respectively. These balances resulted primarily from the following transactions (in thousands):

		Nine Months Ended		Years Ended
	Year Ended	March 31,		March 31,
	June 30,
	2002	2002	2003	2003	2004

		(Unaudited)		(Unaudited)
Income (expense)
Interest income on related party advances(1)	$—	$—	$398	$398	$1,065
Rent expense(2)	—	—	(405)	(405)	(612)
(Purchase) sale of services(3)	(4)	—	—	(6)	1,234
Royalty expense(4)	(38,364)	(32,682)	(24,263)	(29,945)	(24,064)
Management fees and other support(5)	3,000	2,250	2,250	3,000	3,000
Gain on sale of development project(6)	—	—	—	—	3,744

Net expense	$(35,368)	$(30,432)	$(22,020)	$(26,958)	$(15,633)

(1)	Advances made to Atari Interactive, allowed through the GECC senior credit facility, bore interest at prime plus 150 basis points and was to be repaid from distribution royalties owed by the Company to Atari Interactive in the ordinary course of operations. See “Advances to Related Parties” below.

(2)	The Company entered into a sub-lease agreement with Atari Interactive through June 30, 2007. The rented space serves as the principal executive and administrative offices of the Company’s Beverly Studio located in Beverly, Massachusetts. See “Sale-Leaseback” below. The Company incurs rent expense of approximately $0.1 million per month for this space.

(3)	The Company recorded income from the sale of services primarily for quality and assurance testing of products in development.

(4)	The Company has a distribution arrangement with Atari Interactive. The Company must pay a royalty of either 30% of its gross profit or 130% of the royalty rate due to the developer, whichever is greater, for all Atari Interactive products distributed by the Company. In the fourth quarter of 2002, the Company and Atari Interactive agreed to adjust the base sales upon which the royalty is calculated. Accordingly, the Company reduced accrued and unpaid royalties due to Atari Interactive by approximately $2.0 million.

(5)	The Company charges management fees to Atari Interactive primarily for legal, financial, information systems and human resource management.

(6)	During the third quarter of fiscal 2004, the Company sold a development project to Atari Interactive for $3.7 million resulting in a gain of an equal amount. The project involved a license owned by Atari Interactive for which development rights were transferred to the Company in the fourth quarter of fiscal 2003 at no cost to the Company. Management believes that the value of the development rights was minimal at the time of the transfer. The sales price to Atari Interactive was equal to the development costs incurred by the Company which were expensed during the period of development, principally in the first six months of fiscal 2004. The sale was initiated as a result of concerns expressed by the original third party licensor relating to the Company’s development efforts. See “Related Party Notes Receivable” below.

Sale-Leaseback

      In July 2002, the Company negotiated a sale-leaseback transaction between Atari Interactive and an unrelated party. As part of this transaction, the Company guaranteed the lease obligation of Atari Interactive. The lease provides for minimum monthly rental payments of approximately $0.1 million escalating nominally over the ten year term of the lease. The Company also received indemnification from IESA from any costs, if any, that may be incurred by the Company as a result of the full guaranty.

      The Company received a $1.3 million payment for its efforts in connection with the sale-leaseback transaction. Approximately $0.6 million, an amount equivalent to a third-party broker’s commission, was recognized during the nine months ended March 31, 2003 as other income, while the remaining balance of $0.7 million was deferred and is being recognized over the life of the sub-lease. Accordingly, during the year ended March 31, 2004, approximately $0.1 million of income was recognized. As of March 31, 2003 and March 31, 2004, the remaining balances of approximately $0.7 million and $0.6 million, respectively, are deferred and are being recognized over the life of the sub-lease.

Settlement of Customer Returns, Price Concessions and Other Allowances

      Customers of Atari Interactive, who are current customers of the Company, reduced payments of receivables on current invoices of the Company for returns, price concessions and other allowances. These deductions related to pre-acquisition sales of Atari Interactive. Accordingly, the Company, IESA and Atari Interactive agreed to a settlement reimbursing the Company an aggregate of approximately $6.7 million for these deductions for the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited). No amounts were outstanding for these items at March 31, 2003. During fiscal 2004, a customer made a deduction of $2.6 million which remained outstanding and is payable to the Company in the form of an interest bearing note. See “Related Party Notes Receivable” below.

Milestone Payments Advanced

      Advances were as follows (in thousands):

		Nine Months Ended		Years Ended
	Year Ended	March 31,		March 31,
	June 30,
	2002	2002	2003	2003	2004

		(Unaudited)		(Unaudited)
Advances for milestone payments(1)	$1,354	$—	$534	$1,888	$1,379

(1)	The Company has advanced, on behalf of Atari Interactive, funds to third-party developers for the development of properties owned and managed by Atari Interactive. The amount outstanding for these items at March 31, 2004 is payable in the form of an interest-bearing note. See “Related Party Notes Receivable” below.

Warrants Issued in Relation to Atari Interactive

      On November 18, 2002, 24,999 warrants of the Company stock were issued to a third-party developer to enhance a development agreement between the developer and Atari Interactive. The warrants were valued using the Black-Scholes model for approximately $0.1 million. These expenses remained outstanding at March 31, 2003. As of March 31, 2004, no balance remains outstanding. Atari Interactive reimbursed the Company for expenses incurred related to the issuance of these warrants.

Transactions with Atari Australia, a Wholly-Owned Subsidiary of IESA

      As of March 31, 2003 and March 31, 2004, the Company had a net receivable due from Atari Australia of $0.4 million and $0.3 million, respectively. These balances resulted from the following transactions (in thousands):

		Nine Months Ended
	Year Ended	March 31,		Years Ended March 31,
	June 30,
	2002	2002	2003	2003	2004

		(Unaudited)		(Unaudited)
Income (expense)
Management fees(1)	$315	$283	$204	$224	$211
Distribution income(2)	5,460	4,164	—	—	—
Distribution expense(2)	(4,374)	(3,703)	—	—	—
Royalty income(3)	—	—	—	—	36
Purchase of other support services	—	—	(45)	—	—
Sale of product and other support services	—	—	640	630	874

Net income	$1,401	$744	$799	$854	$1,121

(1)	Effective August 25, 2000, the Company began charging Atari Australia yearly management fees primarily for the management and maintenance of information systems.

(2)	During the year ended June 30, 2002 and the nine months ended March 31, 2002, the Company’s Australian operations used the distribution facilities of Atari Australia who distributed product on behalf of the Company, recording distribution revenue and related distribution expenses. During the nine months ended March 31, 2003, the activity between the Company’s Australian operations and Atari Australia ceased. As part of the Recapitalization Agreement, IESA and the Company agreed to offset the receivable balance owed by Atari Australia against amounts due under the related party debt.

(3)	The Company and IESA entered into a distribution agreement, which provides for the distribution by the Company of IESA’s (or any of its subsidiaries’) products in the United States, Canada and their territories and possessions, pursuant to which the Company will pay IESA either 30% of the gross profit on such products or 130% of the royalty rate due to the developer, whichever is greater. The Company recognizes this amount as royalty expense as part of cost of goods sold. The distribution agreement with IESA also includes distribution rights by IESA for the Company’s products across Europe, Asia, and certain other regions pursuant to which IESA will pay the Company 30% of the gross profit on such products or 130% of the royalty rate due to the developer, whichever is greater. The Company recognizes this as royalty income as part of net revenues.

Transactions with Paradigm Entertainment Inc. (“Paradigm”), a Wholly-Owned Subsidiary of IESA

      As of March 31, 2003, the Company had a net payable due to Paradigm of $4.3 million. As of March 31, 2004, the Company’s related party balances with Paradigm were netted, creating a short term note receivable (see below). The related party balances primarily resulted from the transactions discussed below.

Purchase of Services and Advances to Fund Expenses

      Paradigm, a wholly-owned subsidiary of IESA, is a product developer located in the United States. Paradigm performs such services as program development and design for the Company. Service fees provided and charged to the Company are as follows (in thousands):

		Nine Months Ended
	Year Ended	March 31,		Years Ended March 31,
	June 30,
	2002	2002	2003	2003	2004

		(Unaudited)		(Unaudited)
Development expenses	$7,406	$5,405	$7,133	$9,135	$10,099

      Additionally, since July 1, 2001, the Company has advanced funds in payment of certain Paradigm expenses. As of March 31, 2003, $1.0 million of such payments were reported in due to related parties. Additionally, as of March 31, 2003, $1.5 million of cash was transferred to the Company from Paradigm and was included in due to related parties. As of March 31, 2004, the Company had a receivable due from Paradigm of $2.5 million for funds advanced to Paradigm and $1.7 million outstanding of development expenses charged to the Company by Paradigm, which were netted and included in a short term note receivable (see below).

Transactions with Other Related Parties Wholly-Owned by IESA

      The net related party balances with other IESA subsidiaries are as follows (in thousands):

	March 31,	March 31,
	2003	2004

Receivable (payable)
Atari Melbourne House Pty Ltd.	$(18)	$(42)
Atari Studio Asia Pty Ltd.	(44)	—
Atari Studio Ltd.	(9)	(10)
Eden Studio SAS	—	(606)
Atari Asia Pacific Pty Ltd.	53	24
Atari United Kingdom Ltd.	(1,342)	(1,800)
Atari Japan	8	(20)

Net payable	$(1,352)	$(2,454)

      The following transactions occurred with the Company and other related parties wholly-owned by IESA (in thousands):

		Nine Months Ended
	Year Ended	March 31,		Years Ended March 31,
	June 30,
	2002	2002	2003	2003	2004

		(Unaudited)		(Unaudited)
Income (expense)
Development expense(1):
Atari Melbourne House Pty Ltd	$(256)	$(1)	$(81)	$(112)	$(307)
Atari Studio Asia Pty Ltd.	—	—	(694)	(694)	(84)
Atari Studio Ltd.	—	—	(756)	(747)	—
Eden Studio	—	—	—	—	(611)
Sale of product:
Atari Asia Pacific Pty Ltd.	457	170	141	428	163
Atari United Kingdom Ltd.	73	73	55	55	—
Purchase of product/services:
Atari United Kingdom Ltd.	(54)	(52)	—	—	—
Royalty expense(2):
Atari Japan	—	—	—	—	(373)
Miscellaneous sale of product and services, net — other(3)	80	(29)	(398)	(412)	190

Net income (expense)	$300	$161	$(1,733)	$(1,482)	$(1,022)

(1)	Atari Melbourne House Pty Ltd, Atari Studio Asia Pty Ltd, Atari Studio Ltd, and Eden Studios, wholly-owned subsidiaries of IESA, develop product for the Company. The subsidiaries provide services such as product development, design, and testing for the Company.

(2)	As a part of the Company’s distribution agreement with IESA, the Company must pay a royalty of either 30% of its gross profit or 130% of the royalty rate due to the developer, whichever is greater, for all Atari Japan products distributed by the Company.

(3)	The Company has entered into various nominal transactions with certain other IESA subsidiaries located in North America, Europe, Asia, and certain other regions. As of March 31, 2003 and March 31, 2004, the Company had aggregate net receivables from these subsidiaries of $0.2 million in each period.

	March 31, 2003	March 31, 2004

Development rights and advances — Atari Interactive(1)	$—	$5,122
Customer deductions — Atari Interactive(2)	—	2,620
Loans — Paradigm(3)	—	829

Total related party notes receivable(4)	$—	$8,571

(1)	At March 31, 2004, a short term note receivable from Atari Interactive results from the sale of certain development rights for $3.7 million and milestone advances made on behalf of Atari Interactive of $1.4 million. This note is payable at the earlier of the release of the development project to the public or December 31, 2004. The note bears interest at a rate of prime plus 1.25%.

(2)	At March 31, 2004, a short term note receivable was issued for amounts outstanding for deductions taken by a current customer of the Company which related to preacquisition sales of Atari Interactive. This note is payable on September 30, 2004. The note bears interest at a rate of prime plus 1.25%.

(3)	At March 31, 2004, the Company obtained a short term note receivable with Paradigm, bearing interest at a rate of prime plus 1.25%. The note receivable is for net advances made to Paradigm which are outstanding as of March 31, 2004. The note is due on September 30, 2004.

(4)	As security for the related party notes receivable, Atari Interactive has agreed to not transfer, assign, sell, pledge or otherwise dispose of or encumber the 2,000,000 shares of the Company’s Common Stock given to Atari Interactive as part of the Atari License. The Company has the right to receive the 2,000,000 shares or the proceeds of sales of such shares in the event Atari Interactive or Paradigm default on the related party notes receivable or payment is not made timely at maturity. Additionally, as part of the latest GECC senior credit facility amendment dated May 20, 2004, such notes have been provided to GECC as additional security.

Advances to Related Parties

      Advances to related parties consist of the following amounts (in thousands):

	March 31, 2003	March 31, 2004

Atari Interactive	$30,495	$—
Atari Australia	1,689	—

Total advances to related parties	$32,184	$—

      The GECC senior credit facility originally allowed the Company to make advances to Atari Interactive through related party loans. These loans bore interest at prime plus 150 basis points and, prior to the Recapitalization Agreement, was payable from distribution royalties owed by the Company to Atari Interactive in the ordinary course of operations. Additionally, normal trade activities with Atari Interactive were netted against the loan balance outstanding when the invoices became due (generally in 45 days). At March 31, 2003, loans due from Atari Interactive were $30.5 million.

      On July 3, 2003, the Company entered into an offset agreement with Atari Interactive and IESA. The agreement provides that on the date of termination of the senior credit facility with GECC, the Company may offset any amount outstanding from Atari Interactive for advances, loans and current accounts receivable against amounts due under the revolving credit agreement with IESA (“Credit Agreement”).

      On July 3, 2003, the Company, Atari Australia and IESA entered into an offset agreement, the effect of which provides the Company with the ability to offset approximately $1.7 million, the amount owed to the Company as of March 31, 2003, or any portion of that amount outstanding, if any, on July 3, 2005, against amounts owed under the Credit Agreement with IESA.

      As part of the Recapitalization Agreement, Atari Interactive, Atari Australia, IESA and the Company agreed to offset the amount due from Atari Interactive for advances, loans and current accounts receivable and the outstanding receivable balance owed from Atari Australia against amounts due under the $50.0 million principal amount of non-interest bearing subordinated convertible notes and the 5% subordinated convertible notes to IESA. During the first half of the year ended March 31, 2004, the Company advanced additional funds of $14.2 million to Atari Interactive and Atari Australia through intercompany loans. As of September 18, 2003, the Company had approximately $44.7 million due from Atari Interactive and $1.9 million outstanding from Atari Australia that was offset against the outstanding balance of the $50.0 million principal amount of non-interest bearing subordinated convertible notes and the 5% subordinated convertible notes. Accordingly, at March 31, 2004, no amounts remain outstanding in advances to related parties that are not evidenced by related party notes receivable approved by GECC. The amended GECC senior credit facility no longer permits funding to related parties beyond amounts previously advanced without GECC’s consent.

      For the year ended March 31, 2004, the Company recognized interest income on the advances of approximately $1.1 million, of which no amount remained outstanding at March 31, 2004.

Transactions with Current and Former Officers

Employment Agreements

      For details related to the Company’s Employment Agreements with each of Bruno Bonnell and Harry M. Rubin, see “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above.

Humongous Loan

      The Company extended a demand promissory note to the former President of Humongous Entertainment, a division of the Company. The note bore interest at a rate of 8.75% per annum and was secured by security interest in all shares of Common Stock of the Company owned beneficially by such individual. The balance outstanding, including interest, at March 31, 2000 was approximately $2.5 million. During June 2000, the Company exchanged the shares owned by the former President and reduced the amount outstanding to approximately $1.5 million. As part of the exchange, the Company negotiated a repayment schedule for this outstanding loan which provided for a first installment of approximately $37,000 to be paid on July 1, 2001. During the year ended June 30, 2001, the Company recorded a reserve against this loan of approximately $0.7 million. Payment of the loan was not received and the Company pursued collection of the outstanding loan by exploring various available legal remedies. After further negotiations during the year ended June 30, 2002, the amount outstanding was reduced to $0.8 million with the remaining balance forgiven by the Company, resulting in a nominal charge to operations. Payments were received during February and April of 2002 for a total of $0.8 million. As of March 31, 2003 and March 31, 2004, there were no amounts due the Company in connection with this loan.

Transactions with Directors and Nominees

iFone Licensing Transaction

      The Company has entered into a licensing transaction with iFone Limited (“iFone”), a producer and publisher of entertainment content for current and future mobile devices. David C. Ward, a member of our Board of Directors, is the Chairman of the Board of iFone. Pursuant to a three year license agreement with iFone, the Company granted to iFone a worldwide, exclusive license of the rights to certain games for development and exploitation on the mobile phone platform. In consideration for such license, iFone paid the Company a $100,000 non-refundable advance against royalties and will make royalty payments. Such license is subject to reversion rights if, after 18 months, iFone has failed to make a game available as a mobile game in all major regions of the world and for a majority of enumerated wireless technologies.

PROPOSAL 2: ADOPTION OF AMENDMENTS TO THE COMPANY’S 2000 PLAN

      Under the current terms of the 2000 Plan, the total number of shares of the Company’s Common Stock with respect to which stock options and stock appreciation rights (“SARs”) may be granted to any one employee of the Company or any of its subsidiaries during any one year period cannot exceed 1,500,000. The proposed amendment to the Plan (the “Plan Amendment”), would amend the per participant grant limit under the 2000 Plan such that, effective as of the calendar year commencing January 1, 2004, the maximum number of shares that any one person may receive pursuant to stock option and SAR awards during any calendar year period is 2,000,000. By increasing this yearly per participant limit on awards and clarifying that the one year period shall be the calendar year, the Board believes that the goals of the 2000 Plan, which are to attract, retain and motivate employees, directors and consultants, may be better achieved.

      The following brief summary of the 2000 Plan, as amended, is qualified in its entirety by reference to the complete text of the Plan Amendment attached hereto as Appendix C and the 2000 Plan (reflecting prior amendments) attached hereto as Appendix D. The essential features of the 2000 Plan, as amended, are outlined below.

Summary of the 2000 Plan

General

      The 2000 Plan provides for the grant or issuance of incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and other stock-based awards (each referred to herein as an “Award”) to directors, officers and other employees of the Company and its subsidiaries and to such consultants of the Company and its subsidiaries as the Board selects. Incentive stock options granted under the 2000 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Please refer to the section below entitled “Federal Income Tax Information” for a discussion of the tax treatment of the various Awards included in the 2000 Plan.

      Approximately 482 of the Company’s employees, six of the Company’s non-employee directors and two of the Company’s consultants are currently eligible to participate in the 2000 Plan.

Purpose

      The purpose of the 2000 Plan is to provide officers, employees, directors and certain consultants of the Company and any of its subsidiaries an opportunity to acquire Common Stock of the Company. The Company anticipates that this will provide such individuals with an incentive to enter into and remain in the service of the Company and its subsidiaries and will enhance the long-term performance of the Company and its subsidiaries.

Administration

      The 2000 Plan is administered by the Board unless and until the Board delegates administration to a Compensation Committee, which will consist of not less than two directors. The Board has delegated that responsibility to the Compensation Committee. To the extent required for transactions under the 2000 Plan to qualify for exemptions available under Rule 16b-3 promulgated under the Exchange Act all actions relating to Awards to persons subject to Section 16 of the Exchange Act will be taken by the Board unless each person who serves on the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 or a sub-committee of the Committee comprised solely of “non-employee” directors. To the extent required for the Company to deduct compensation realized from awards under the 2000 Plan pursuant to Section 162(m) of the Code, the members of the Compensation Committee will be “outside directors” within the meaning of Code Section 162(m).

      The Compensation Committee will have the power to construe, interpret and implement the 2000 Plan and any 2000 Plan agreements, prescribe, amend and rescind rules and regulations relating to the 2000 Plan, select persons to whom Awards will be granted, determine the terms and provisions of such Awards, amend outstanding Awards and the 2000 Plan to reflect changes in applicable law, and make all determinations necessary or advisable in administering the 2000 Plan.

      The Board may at any time grant awards under the 2000 Plan or resolve to assume administration of the 2000 Plan in place of the Compensation Committee.

Shares Available for Awards

      The Company’s Common Stock that may be sold pursuant to awards under the 2000 Plan, shall not exceed in the aggregate 13,876,673 (only 13,308,345 of which has been approved by stockholders, see “Equity Compensation Plan Information” above) shares of the Company’s Common Stock. This amount includes those shares of the Company’s Common Stock that remained available for issuance under the Company’s 1995 Stock Incentive Plan and 1997 Stock Incentive Plan. The shares issued pursuant to 2000 Plan Awards may be authorized but unissued Common Stock of the Company or authorized and issued Common Stock of the Company held in the Company’s treasury or acquired by the Company for the purposes of the 2000 Plan. Such shares will be proportionately adjusted for any increase or decrease in the number of issued shares of the Company’s Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock.

Eligibility

      Incentive stock options may be granted only to employees. No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price of such option is at least 110% of the fair market value of such Common Stock subject to the option at the date of grant, and the option is not exercisable after the expiration of five years from the date of grant.

      Effective as of the calendar year commencing January 1, 2004, the total number of shares of Common Stock with respect to which stock options and stock appreciation rights may be granted to any one employee of the Company or a subsidiary thereof during any calendar year shall not exceed 2,000,000 shares.

Term and Termination

      No option is exercisable after the expiration of ten years from the date it was granted.

      Unless the Board otherwise specifies, all options and stock appreciation rights not yet exercised will terminate upon termination of the recipient’s employment or service by reason of discharge for cause. If a recipient’s employment or service terminates for reasons other than discharge for cause or by action of the recipient, or by disability or death, the recipient’s options and/or stock appreciation rights generally will be exercisable for 90 days after termination to the extent that they were exercisable at termination. Such 90-day period will be increased to one year if the termination was by reason of disability, but in no event will the Award be exercisable after the expiration date of the Award. If the recipient’s employment or service terminates by action of the recipient, the recipient’s options and/or stock appreciation rights generally will be exercisable for 30 days after termination to the extent that they were exercisable at termination. If a recipient dies while in the Company’s employ or service or during the post-employment or post-service exercise period, the recipient’s options and/or stock appreciation rights will, to the extent exercisable immediately prior to death, generally remain exercisable for 90 days after the date of death, but not after the expiration date of the Award.

      If the recipient of a restricted stock award terminates employment or service for any reason, during the 120-day period following such termination the Company will have the right to require forfeiture of the shares that remain restricted in exchange for any amount paid by the recipient for such shares. If the recipient of a restricted stock unit terminates employment or service for any reason, restricted stock units that have not become nonforfeitable will be forfeited.

Exercise/ Purchase Price

      Each agreement setting forth the terms of the option granted under the Plan (a “Plan Agreement”) with respect to an option will set forth the amount of the exercise price. The option exercise price per share will be determined by the Compensation Committee in its discretion; provided, however, that the exercise price of each incentive stock option will not be less than 100% of the fair market value of the Company’s Common Stock on the date of grant.

Market Value of the Company’s Common Stock

      The Company’s Common Stock which will be transferred pursuant to awards granted under the 2000 Plan is traded on the NASDAQ Stock Market and may increase or decrease in value. The market value of the Company’s Common Stock, based on the average of the high and low sales price on July 22, 3004, was $2.30 per share. The Company’s Common Stock is listed on the NASDAQ National Market under the trading symbol “ATAR”. You may keep track of the market value of the our Common Stock by using the trading symbol to obtain quotes via the internet at www.nasdaq.com or by referring to the NASDAQ Stock Market stock price listings found in the Wall Street Journal or most other major newspapers.

Consideration

      Any and all grants of awards and issuances of shares of Common Stock under the 2000 Plan will be in consideration of services performed by the grantee for the Company or any of its subsidiaries. All such grants and issuances will constitute a special incentive payment to the grantee and will not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or any of its subsidiaries or under any agreement between the Company or any of its subsidiaries and the grantee, unless such plan or agreement specifically provides otherwise.

      The purchase price of stock acquired pursuant to an option shall be paid for either in cash at the time of exercise or purchase or by delivery to the Company of shares of the Company’s Common Stock acquired at least six months prior to the option exercise date and having a fair market value (determined as of the exercise date) equal to all or part of the option exercise price.

Transferability

      Unless otherwise provided in the applicable Plan Agreement, no Award or right granted to any person under the 2000 Plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all such awards will be exercisable only during the life of the grantee by the grantee or his legal representative.

Dissolution, Liquidation or Merger

      In the event of the proposed dissolution or liquidation of the Company, all outstanding awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Compensation Committee. The Compensation Committee may, in the exercise of its sole discretion in such instances, accelerate the date on which any Award becomes exercisable or fully vested and/or declare that any Award will terminate as of a specified date.

      In the event of a merger or consolidation (“Merger”) of the Company with or into any other corporation or entity (“Successor Corporation”), outstanding awards may be assumed or an equivalent option or right may be substituted by such Successor Corporation or a parent or subsidiary of such Successor Corporation, unless the Compensation Committee determines, in the exercise of its sole discretion, to accelerate the date on which an Award becomes exercisable or fully vested. In the absence of an assumption or substitution of Awards, Awards will, to the extent not exercised, terminate as of the date of the closing of the Merger. For purposes hereof, the term “Merger” will include any transaction in which another corporation acquires all of the issued and outstanding Common Stock of the Company.

      If the Common Stock is no longer listed on the NASDAQ Stock Market or any other national securities exchange, the Compensation Committee will be authorized to make such amendments to the 2000 Plan as are deemed necessary and appropriate in such circumstances, including determining the Fair Market Value of the Common Stock of the Company for purposes of the 2000 Plan.

Amendment

      The Board at any time, and from time to time, may amend the 2000 Plan. However, no amendment to the 2000 Plan shall be effective unless approved by a majority of the stockholders of the Company to the extent such amendment requires stockholder approval in order for the 2000 Plan to satisfy the requirements of Section 422 of the Code, to comply with the Requirements of Rule 16b-3 of the Exchange Act or to comply with any NASDAQ Stock Market or securities exchange listing requirements. The Board may in its sole discretion submit any other amendment to the 2000 Plan for stockholder approval.

Termination

      The Board may suspend or terminate the 2000 Plan at any time. Unless sooner terminated, the 2000 Plan shall terminate on June 26, 2010. No stock awards may be granted under the 2000 Plan while the 2000 Plan is suspended or after it is terminated.

Federal Income Tax Information

      The following description of the federal income tax consequences of awards under the 2000 Plan is based on present federal tax laws, and does not purport to be a complete description of the tax consequences associated with Awards under the 2000 Plan. Differences in each individual’s financial situation may cause federal, state and local tax consequences of Awards to vary. Each recipient of an Award should consult a tax advisor about the detailed provisions of the applicable tax laws and regulations. No employee of the Company is authorized or permitted to give tax advice to any Award recipient.

      Stock Options. There are generally no federal tax consequences either to the optionee or to the Company upon the grant of a stock option. Upon exercise of an incentive stock option, the optionee will not recognize any income, and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the optionee under the alternative minimum tax provisions of the Code. However, if the optionee disposes of shares acquired upon exercise of an incentive stock option within two years of the date of grant or one year of the date of exercise, the optionee will recognize compensation income, and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date of exercise over the option exercise price (or the gain on sale, if less); the remainder of any gain to the optionee will be treated as capital gain. If the incentive stock option holding periods are satisfied, the optionee’s entire gain on disposition of the shares will be treated as long-term capital gain. The federal income tax rate applicable to the capital gain will vary depending upon the holding period of the shares.

      Upon exercise of a non-qualified stock option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the optionee as compensation income and will generally be deductible for tax purposes by the Company. The shares acquired by the optionee upon exercise of the option will have a tax basis equal to the fair market value of the shares on the date of option exercise. On disposition of the shares, the optionee will recognize capital gain or loss equal to the excess of the amount realized upon the sale or disposition over the tax basis of the shares. The federal income tax rate applicable to such capital gain will depend upon the holding period of the shares, which will generally commence at the time of option exercise.

      Restricted Stock. A grant of restricted shares of Common Stock will not result in income for the recipient or a tax deduction for the Company until such time as the shares are no longer subject to a risk of forfeiture or restrictions on transferability, unless the recipient elects otherwise within 30 days of the date of grant. Upon lapse or release of such restrictions, the recipient will generally include in gross income an amount equal to the fair market value of the shares less any amount paid for them, and the Company will be entitled to a tax deduction in the same amount. The recipient’s tax basis in the shares will equal the income so recognized plus the amount paid for the shares. Any gain or loss upon a subsequent disposition of the shares will be capital gain or loss (the federal income tax rate applicable to such capital gain will depend upon the holding period of the shares).

      Pursuant to Section 83(b) of the Code, the recipient of a restricted stock award may elect within 30 days of receipt of the award to be taxed at ordinary income tax rates on the fair market value of the Common Stock comprising the award at the time of award (less any amount paid therefor). If the election is made, the recipient will acquire a basis in the shares equal to the ordinary income recognized by the recipient at the time of award plus any amount paid for the shares. No income will be recognized upon lapse or release of the restrictions, and any gain or loss upon a subsequent disposition of the shares will be taxed as capital gain or loss (the federal income tax rate applicable to such capital gain will depend upon the holding period of the shares). In the event of a forfeiture of the shares with respect which a recipient previously made a Section 83(b) election, the recipient will generally not be entitled to a loss deduction.

      Stock Appreciation Rights, Restricted Stock Units and Performance Shares. The grant of a stock appreciation right, restricted stock unit or performance share award will not result in income for the recipient or in a tax deduction to the Company. Upon the settlement of such a right, unit or award, the recipient will recognize ordinary income equal to the fair market value of any shares of Common Stock and/or any cash received, and the Company will be entitled to a tax deduction in the same amount. The recipient’s tax basis in the shares of Common Stock will be the amount of ordinary income so recognized. Any gain or loss upon a subsequent disposition of the shares will be taxed as capital gain or loss (the tax rate applicable to such capital gain will depend upon the holding period of the shares).

New Plan Benefits — 2000 Stock Incentive Plan

Name and Position	Dollar Value($)	Number of Shares

Bruno Bonnell,	1,792,000	800,000	(1)
Chief Executive Officer, Chief Creative Officer, and Chairman of the Board
Denis Guyennot,	—	—
President, Chief Operating Officer and Secretary
Harry M. Rubin,	—	—
Senior Executive Vice President
William L. Stocks, III,	—	—
Executive Vice President, US & Asia Pacific Sales, Marketing and Distribution
Lisa S. Rothblum,	—	—
Senior Vice President, General Counsel, and Assistant Secretary
David J. Fremed,	—	—
Former Chief Financial Officer
All current executive officers, as a group	1,792,000	800,000	(2)
All current directors who are not executive officers, as a group	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

(1)	Pursuant to the Bonnell Employment Agreement, Mr. Bonnell received a grant of options to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $2.24. As the 2000 Plan limit is currently 1,500,000 shares in any one year period,, the grant of options to purchase 800,000 (because Mr. Bonnell also received a grant of options to purchase 300,000 shares in September 2003) of such options is subject to stockholder approval of the amendment allowing a grant of up to 2,000,000 shares in any calendar year.

(2)	Represents the options issued to Mr. Bonnell.

      Other than the grant to Mr. Bonnell, it is not possible to determine the benefits or amounts that will be received by or allocated under the 2000 Plan to the Named Executive Officers, directors, and employees, because such grants are made in the discretion of the Board of Directors or the Compensation Committee and because the 2000 Plan is not the type of plan that has set benefits or amounts.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2000 PLAN.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Deloitte & Touche LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal year 2000. The Board, through the Audit Committee, has appointed Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2005. The Audit Committee and the Board believe that Deloitte & Touche LLP’s long-term knowledge of the Company and its subsidiaries is valuable to the Company. Representatives of Deloitte & Touche LLP have direct access to members of the Audit Committee and the Board. Representatives of Deloitte & Touche LLP will attend the meeting in order to respond to appropriate questions from stockholders, and may make a statement if they desire to do so.

      Ratification of the appointment of Deloitte & Touche LLP as our independent auditors is not required by our By-Laws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will review their future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and the stockholders.

Fees of Independent Auditors

      The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

		Nine Months
	Year Ended	Ended
Description of Fees	March 31, 2004	March 31, 2003

Audit Fees(1)	$466,000	$457,621
Audit-Related Fees(2)	35,103	18,604
Tax Fees(3)	14,533	9,697
All Other Fees(4)	183,785	0

Total All Fees	$699,421	$485,922

(1)	This category includes the annual audit of the Company’s financial statements, (including required quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q) and services normally provided by the independent auditors in connection with regulatory filings. This category also includes advice on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our periodic reports and other documents filed with the SEC.

(2)	This category consists of fees related to audits of our 401(k) Plan.

(3)	This category includes tax work performed in connection with compensation agreements with certain of our foreign employees that are currently working in the US as well as planning and advice which consists primarily of technical tax consulting.

(4)	This category includes services associated with our September 2003 Secondary Offering and related Registration Statement on Form S-2.

Services Provided by the Independent Auditors

      The Audit Committee is required to pre-approve the engagement of and engages Deloitte & Touche LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by Deloitte & Touche LLP comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee. In some cases, pre-approval for a particular category or group of services is provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. The Audit Committee has given its approval for the provision of audit services by Deloitte & Touche LLP for fiscal 2005 and has also given its approval for up to a year in advance for the provision by Deloitte & Touche LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget.

      The Audit Committee considered and determined that fees for services other than audit and audit-related services are compatible with maintaining Deloitte & Touche LLP’s independence. Deloitte & Touche also serves as IESA’s independent auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

ADDITIONAL INFORMATION

Interest of Certain Persons in Matters to be Acted Upon

      As noted in the New Benefits Table and description of the Bonnell Employment Agreement above, Mr. Bonnell has an interest in the approval of the amendments to the 2000 Plan. Pursuant to the Bonnell Employment Agreement, Mr. Bonnell was granted options to purchase 2,000,000 shares of the Company’s Common Stock under the 2000 Plan. In September 2003, Mr. Bonnell was granted options to purchase 300,000 shares under the 2000 Plan. Prior to the amendment proposed for approval at the Annual Meeting, the 2000 Plan only permits the grant of stock options to purchase no more than 1,500,000 in any one year period. Accordingly, under the current plan parameters the grant of options to purchase 800,000 shares out of the aggregate 2,300,000 in a one year period exceeds the current per participant limit. If approved, the amendment to the 2000 Plan will increase, effective as of the calendar year commencing January 1, 2004, the per participant limit to 2,000,000 in any calendar year (as opposed to one year period), thereby permitting the additional 800,000 option grant to Mr. Bonnell.

Annual Report on Form 10-K

      A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules thereto, has been mailed with this Proxy Statement to stockholders of the Company. The Company will furnish any exhibits to the Form 10-K to each stockholder requesting them upon written request to the Director, Investor Relations, Atari, Inc., 417 Fifth Avenue, New York, NY 10016 and payment of a fee of $0.10 per page to cover costs.

Submission of Stockholder Proposals and Nominations for the 2005 Annual Meeting

      The By-Laws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders’ meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of: (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such annual meeting is first made by the Company. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a Director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice, (iv) the consent of each nominee to serve as a Director if elected, and (v) such information concerning such person as is required to be disclosed concerning a nominee for election as a Director of the Company pursuant to the rules and regulations under the Exchange Act. A stockholder’s notice to the Secretary shall further set forth as to the stockholder giving such notice: (i) the name and address, as they appear on the Company’s stock transfer books, of such stockholder and of the beneficial owners (if any) of the Company’s capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (ii) the class and number of shares of the Company’s capital stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder or in connection therewith.

      Notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company’s Proxy Statement shall comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company’s Proxy Statement and accompanying proxy at the next year’s Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before March 28, 2005.

      For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s Annual Meeting of Stockholders, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on June 20, 2005 and advises stockholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on June 20, 2005.

      A copy of the By-Law provisions described above is available upon written request to Director, Investor Relations, Atari, Inc., 417 Fifth Avenue, New York, NY 10016. The person presiding at the applicable annual meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

OTHER MATTERS

      The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed Proxy Card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

Denis Guyennot
Secretary

New York, New York

July 29, 2004

APPENDIX A

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

      This Audit Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Atari, Inc. (f/k/a Infogrames, Inc.) (the “Company”). The Audit Committee of the Board (the “Audit Committee”) shall be appointed by the Board and shall be constituted and have the authority and responsibility described herein. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE; ORGANIZATION

      The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company; the independence and performance of the Company’s internal and external auditors; independent auditor’s qualifications and independence; the Company’s compliance with ethics policies and legal regulatory requirements; and the overall integrity of the Company’s financial statements and information systems. It may also have such other duties as may from time to time be assigned to it by the Board.

      The membership of the Audit Committee shall consist of at least three directors, each of whom is independent of management and the Company. Members of the Audit Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company (other than in his or her capacity as a member of the Board and any Board committee) and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing standards. Each Audit Committee member shall also meet the financial literacy and related audit committee requirements of the listing standards of the NASDAQ Stock Market, Inc. All members of the Audit Committee shall be financially literate and at least one member of the Audit Committee shall be an “audit committee financial expert”, as that term is defined by Securities and Exchange Commission (“SEC”) regulations.

      The Audit Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management and shall meet at least annually with the chief financial officer and the independent auditor in separate executive sessions. In discharging its oversight role, the Audit Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Audit Committee shall have the authority to retain special, independent, legal, accounting or other consultants or experts as advisors for any matters relating to the purpose of the Audit Committee. Prior to engaging any such consultant or expert, the Audit Committee shall first propose to the Board that such engagement may be necessary and discuss the matter with the Board.

      The Audit Committee shall meet at least four times a year and make a report to the Board following each meeting. Such meetings may be in conjunction with the review of quarterly reports or otherwise and may be in person or telephonic. One member of the Audit Committee shall be appointed as chair. The chair shall be responsible for leadership of the Audit Committee, including scheduling and presiding over meetings, preparing agendas and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

RESPONSIBILITIES

      While the Audit Committee has the responsibility and authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Management is responsible for the preparation of the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company’s accounting, financial and auditing practices than do Audit Committee members; accordingly, the Audit Committee’s oversight role does not provide any expert or special assurance as to the Company’s financial statements or any certification as to the work of the independent auditors.

      Although the Audit Committee may wish to consider other duties from time to time, the general recurring activities of the Audit Committee in carrying out its oversight role are described below. The Audit Committee shall have sole and exclusive responsibility for:

•	Selecting and evaluating the performance of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) and, if appropriate, terminating, replacing or rotating the independent auditors, subject to any requisite action by the Board and ratification by the Company’s stockholders at the annual meeting of the stockholders. Prior to taking any such action with respect to the engagement of the independent auditors, the Audit Committee shall first propose to the Board that such action may be necessary and discuss the matter with the Board. It is a policy of the Board and the Audit Committee that the ultimate accountability of the independent auditors shall be owed to the Board and the Audit Committee as representative of the Company’s stockholders.

•	Pre-approval of all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

•	Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board No. 1. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationship that may impact the objectivity and independence of the auditors and shall take or recommend that the Board take appropriate actions to oversee the auditors’ independence.

•	Inquiring of the independent auditors whether the auditors believe that there are any material issues in connection with their audits arising out of Section 10A of the Securities Exchange Act of 1934.

•	Reviewing the financial statements on both a quarterly and annual basis and discussing them with management and the independent auditors prior to the publication of such statements. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting. Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments (whether or not recorded), review of risk exposures that may have a material impact on the Company’s financial statements and the steps management has taken to monitor and control such exposures and other such inquiries as the Audit Committee or the independent auditors shall deem appropriate. Based on its review, the Audit Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K (or the Form 10-K). Also, the Audit Committee shall discuss the results of the annual review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

•	Issuing annually a report to be included in the Company’s proxy statement as required by the rules of the SEC.

•	Overseeing the relationship with the independent auditors, including discussing with the auditors prior to the audit the planning and staffing of the audit and the nature and rigor of the audit process,

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receiving and reviewing the audit reports; reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities, including any restrictions on the scope of the activities or access to required information, any changes recommended in the planned scope of the internal audit, and any management letters provided by the auditors and the Company’s response to such letters; and providing the auditors full access to the Audit Committee and the Board to report on all appropriate matters.

•	Reviewing significant changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

•	Reviewing and approving (i) the fees to be paid to the independent auditors, (ii) any fees required to be paid for special services or other advisors, and (iii) ordinary administrative expenses, and determining the appropriate amount of funding that must be provided by the Company for such purposes.

•	Reviewing with management and the independent auditors the interim financial information prior to the Company’s filing of each Form 10-Q; this review shall be done by the Audit Committee as a whole or through the Audit Committee chair. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

•	Discussing with the independent auditors and management the acceptability and quality of accounting principles and underlying estimates in the financial statements on both an annual and quarterly basis.

•	Discussing with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to internal audit activities, including review of significant reports prepared by the internal auditors and management’s responses.

•	Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters or other inappropriate business practices, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Discussing with management and/or the Company’s general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company’s financial statements, the Company’s compliance policies and any material reports or inquiries from regulatory or governmental agencies, including any material violation of securities laws or breaches of fiduciary duty.

•	Reviewing and approving all related party transactions for potential conflict of interest situations on an ongoing basis. A transaction will be a “related party transaction” if it, or a series of transactions of which it is a part, is required to be disclosed pursuant to SEC Regulation S-K, Item 404 or any successor to that Item, or otherwise constitutes a related party transaction under the rules of any securities exchange or securities quotation system on which securities of the Company are listed. A related party transaction that takes place in the ordinary course of the Company’s or a subsidiary’s business will be deemed to have been approved by the Audit Committee if its pricing and other material terms are in accordance with an agreement or arrangement that has been approved by the Audit Committee.

•	Performing an evaluation of the Audit Committee’s performance at least annually to determine whether it is functioning effectively.

PHASE-IN PERIOD

      The Audit Committee shall take all necessary steps to implement fully the provisions of this Charter by the applicable deadlines set by the NASD and the SEC. Subject to the foregoing, the Audit Committee may implement any of the provisions of this Charter at such times as it may reasonably determine practicable.

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APPENDIX B

COMPENSATION COMMITTEE CHARTER

      This Compensation Committee Charter (“Charter”) has been adopted by the Board of Directors (the “Board”) of Atari, Inc. (the “Company”). The Compensation Committee of the Board (the “Committee”) shall be appointed by the Board and shall be constituted and have the authority and responsibility described herein. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

PURPOSE; ORGANIZATION

      The Committee assists the Board in fulfilling its responsibility for oversight of compensation planning applicable to the Company’s employees of all levels, including senior management personnel. The Committee may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, a majority of whom shall satisfy, by July 1, 2004, the applicable independence requirements of the listing standards of the NASDAQ Stock Market. The Board will designate one member of the Committee as its chairperson. The Committee shall meet at least twice a year and make a report to the Board following each meeting.

RESPONSIBILITIES

      Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for the following:

•	Review and approve annual bonus incentive plans.

•	Review stock option plans applicable to employees, directors and consultants and the process of granting stock options.

•	Review guidelines pertaining to annual salary increases.

•	Review and approve senior management compensation packages.

•	Review and approve extraordinary compensation-related matters when necessary.

•	Be consulted with respect to significant compensation and benefits programs.

•	Report to the Board on all of the above matters in sufficient detail so that all Board members are well informed on such matters.

•	Evaluate its own performance at least annually to determine whether it is functioning effectively.

APPENDIX C

THIRD AMENDMENT

TO THE
ATARI, INC. 2000 STOCK INCENTIVE PLAN

      Third Amendment made this 28th day of June, 2004, by Atari, Inc. (the “Company”), a Delaware corporation.

WITNESSETH:

      WHEREAS, the Company established the Atari, Inc. 2000 Stock Incentive Plan (the “Plan”) on June 27, 2000, which Plan was subsequently approved by the stockholders of the Company on July 25, 2000;

      WHEREAS, the Company has previously amended the Plan to, among other things, (i) increase the number of shares reserved for issuance thereunder, (ii) increase the per year total number of shares that may underlie an option or stock appreciation rights grant(s) to any participant; and (iii) merge the Company’s 1995 and 1997 Stock Incentive Plans with and into the Plan;

      WHEREAS, the Company desires to amend the Plan, subject to stockholder approval, to increase the annual per participant maximum number of shares with respect to which stock options and stock appreciation rights may be granted; and

      WHEREAS, the Plan may be amended by the Company pursuant to the provisions of Section 3.1.1 thereof.

      NOW, THEREFORE, the Plan is hereby amended, as set forth herein.

ARTICLE 1

GENERAL

      1. Section 1.5.2 of the Plan is hereby amended to read as follows:

      “1.5.2 Effective as of the calendar year commencing January 1, 2004, the total number of shares of Common Stock with respect to which stock options and stock appreciation rights may be granted to any one employee of the Company or any of its subsidiaries during any calendar year will not exceed 2,000,000.”

      2. Except as expressly or by necessary implication modified or amended by this Third Amendment, the terms of the Plan, as previously amended, are hereby ratified and confirmed without limitation or exception.

      3. Capitalized terms used in this Third Amendment and not otherwise defined shall have the same meaning ascribed to them as set forth in the Plan.

      IN WITNESS WHEREOF, this Third Amendment has been executed the day and year first above written.

ATARI, INC.

By:

Name:
Title:

Stockholder Approval Date:

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APPENDIX D

ATARI, INC. 2000 STOCK INCENTIVE PLAN

June 2000

ARTICLE I

GENERAL

1.1 Purpose

      The purpose of the Atari, Inc. 2000 Stock Incentive Plan (the “Plan”) is to provide for officers, other employees and directors of, and consultants to, Atari, Inc. (the “Company”) and its subsidiaries an incentive (a) to enter into and remain in the service of the Company, (b) to enhance the long-term performance of the Company, and (c) to acquire a proprietary interest in the success of the Company.

1.2 Administration

      1.2.1 Subject to Section 1.2.6, the Plan will be administered by the Compensation Committee (the “Committee”) of the board of directors of the Company (the “Board”), which will consist of not less than two directors. The members of the Committee will be appointed by, and serve at the pleasure of, the Board. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), all actions relating to awards to persons subject to Section 16 of the 1934 Act will be taken by the Board unless each person who serves on the Committee is a “non-employee director” within the meaning of Rule 16b-3 or such actions are taken by a sub-committee of the Committee (or the Board) comprised solely of “non-employee directors”. To the extent required for compensation realized from awards under the Plan to be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), the members of the Committee will be “outside directors” within the meaning of Code Section 162(m).

      1.2.2 The Committee will have the authority (a) to exercise all of the powers granted to it under the Plan, (b) to construe, interpret and implement the Plan and any Plan Agreements executed pursuant to Section 2.1, (c) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) to make all determinations necessary or advisable in administering the Plan, (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (f) to amend the Plan to reflect changes in applicable law.

      1.2.3 Actions of the Committee will be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken will be fully as effective as if it had been taken by a vote at a meeting.

      1.2.4 The determination of the Committee on all matters relating to the Plan or any Plan Agreement will be final, binding and conclusive.

      1.2.5 No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

      1.2.6 Notwithstanding anything to the contrary contained in the Plan: (a) until the Board appoints the members of the Committee, the Plan will be administered by the Board; and (b) the Board may, in its sole discretion, at any time and from time to time, grant awards or resolve to administer the Plan. In either of such foregoing events, the Board will have all of the authority and responsibility granted to the Committee herein.

1.3 Persons Eligible for Awards

      Awards under the Plan may be made to such directors, officers and other employees of the Company and its subsidiaries (including prospective employees conditioned on their becoming employees), and to such consultants to the Company and its subsidiaries (collectively, “key persons”) as the Committee in its discretion selects.

1.4 Types of Awards Under Plan

      Awards may be made under the Plan in the form of (a) incentive stock options (within the meaning of Code Section 422), (b) nonqualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) restricted stock units, and (g) other stock-based awards, all as described in Article II. The term “award” means any of the foregoing. No incentive stock option (other than an incentive stock option that may be assumed or issued by the Company in connection with a transaction to which Code Section 424(a) applies) may be granted to a person who is not an employee of the Company on the date of grant.

1.5 Shares Available for Awards

      1.5.1 The total number of shares of common stock of the Company, par value $.01 per share (“Common Stock”), which may be transferred pursuant to awards granted under the Plan will be initially 13,876,673 shares (which includes an aggregate of 895,239 shares remaining available for grant under the Company’s 1995 and 1997 Stock Incentive Plans pursuant to Section 1.5.5, as described below) and may be increased annually, commencing January 1, 2001 at the discretion of the Board, by an amount up to 1% of the shares of Common Stock then outstanding. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan will bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

      1.5.2 The total number of shares of Common Stock with respect to which stock options and stock appreciation rights may be granted to any one employee of the Company or a subsidiary during any one year period will not exceed 1,500,000.

      1.5.3 Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding award, the number of shares available for awards, the number of shares that may be subject to awards to any one employee, and the price per share of Common Stock covered by each such outstanding award will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration.” Such adjustment will be made by the Committee, whose determination in that respect will be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock subject to an award. After any adjustment made pursuant to this Section 1.5.3, the number of shares subject to each outstanding award will be rounded to the nearest whole number.

      1.5.4 Except as provided in this Section 1.5 and in Section 2.3.8, there will not be any limit on the number or the value of the shares of Common Stock that may be subject to awards to any individual under the Plan.

      1.5.5 The Company’s 1995 Stock Incentive Plan (formerly known as the GT Interactive Software Corporation 1995 Stock Incentive Plan) and 1997 Stock Incentive Plan (formerly known as the GT Interactive Software Corporation 1997 Stock Incentive Plan) shall be merged into and become a part of the Plan and shall cease their independent existence. The 524,954 shares of Common Stock of the Company which remain available for grant under the Company’s 1995 Stock Incentive Plan and the 370,285 shares of Common Stock of the Company which remain available for grant under the Company’s 1997 Stock Incentive Plan shall be merged into the Plan, and all such shares shall hereafter be available for issuance pursuant to Awards granted under the Plan; provided, however, that except as otherwise permitted by applicable law, no Awards shall be made with respect to any shares attributable to the 1995 Plan after February 23, 2005, and no Awards shall be made with respect to any shares attributable to the 1997 Plan after April 30, 2007.

1.6 Definitions of Certain Terms

      1.6.1 The “Fair Market Value” of a share of Common Stock on any day will be determined as follows.

      (a) If the principal market for the Common Stock (the “Market”) is a national securities exchange or the NASDAQ Stock Exchange, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations will have been made within the ten (10) business days preceding the applicable date;

      (b) If the Market is the NASDAQ National List, the NASDAQ Supplemental List or another market, the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such quotations will have been made on such date, on the next preceding day on which there were quotations, provided that such quotations were made within the ten (10) business days preceding the applicable date; or,

      (c) If neither paragraph (a) nor (b) applies, the Fair Market Value of a share of Common Stock on any day will be determined in good faith by the Committee.

      1.6.2 The term “incentive stock option” means an option that is intended to qualify for special federal income tax treatment pursuant to Code Sections 421 and 422, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Plan Agreement. Any option that is not specifically designated as an incentive stock option will under no circumstances be considered an incentive stock option. Any option that is not an incentive stock option is referred to in the Plan as a “nonqualified stock option.”

      1.6.3 The term “employment” means, in the case of a grantee of an award under the Plan who is not an employee of the Company, the grantee’s association with the Company or a subsidiary as a director, consultant or otherwise.

      1.6.4 A grantee will be deemed to have a “termination of employment” upon ceasing employment with the Company and all of its subsidiaries or by a corporation assuming awards in a transaction to which Code Section 424(a) applies. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment for purposes of the Plan, (b) the impact, if any, of any such leave of absence on awards made under the Plan, and (c) when a change in a non-employee’s association with the Company constitutes a termination of employment for purposes of the Plan. The Committee will have the right to determine whether the termination of a grantee’s employment is a dismissal for “cause” and the date of termination. The Committee may retroactively deem such a date to be the date of the action that is cause for dismissal. Such determinations of the Committee will be final, binding and conclusive.

      1.6.5 The term “cause”, when used in connection with termination of a grantee’s employment, will have the meaning set forth in any then-effective employment agreement between the grantee and the Company or one of its subsidiaries. In the absence of such an employment agreement provision, “cause” means: (a) conviction or pleading guilty or no contest to any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (b) engaging in any substantiated act involving moral turpitude; (c) engaging in any act which, in each case, subjects, or if generally known would subject, the Company to public ridicule or embarrassment; (d) material violation of the Company’s policies, including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information; (e) serious neglect or misconduct in the performance of the grantee’s duties for the Company or a subsidiary or willful or repeated failure or refusal to perform such duties; in each case as determined by the Committee, which determination will be final, binding and conclusive.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Agreements Evidencing Awards

      Each award granted under the Plan (except an award of unrestricted stock) will be evidenced by a written agreement (“Plan Agreement”) which will contain such provisions as the Committee in its discretion deems necessary or desirable. By accepting an award pursuant to the Plan, a grantee thereby agrees that the award will be subject to all of the terms and provisions of the Plan and the applicable Plan Agreement.

2.2 No Rights as a Shareholder

      No grantee of an option or stock appreciation right (or other person having the right to exercise such award) will have any of the rights of a shareholder of the Company with respect to shares subject to such award until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in Section 1.5.3, no adjustment will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.3	Grant of Stock Options, Stock Appreciation Rights and Dividend Equivalent Rights

      2.3.1 The Committee may grant incentive stock options and nonqualified stock options (collectively, “options”) to purchase shares of Common Stock from the Company, to such key persons, in such amounts and subject to such terms and conditions, as the Committee determines in its discretion, subject to the provisions of the Plan.

      2.3.2 The Committee may grant stock appreciation rights to such key persons, in such amounts and subject to such terms and conditions, as the Committee determines in its discretion, subject to the provisions of the Plan. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted in connection with a nonqualified stock option may be granted at or after the time of grant of such option. A stock appreciation right granted in connection with an incentive stock option may be granted only at the time of grant of such option.

      2.3.3 The grantee of a stock appreciation right will have the right, subject to the terms of the Plan and the applicable Plan Agreement, to receive from the Company an amount equal to (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (b) the exercise price of such right as set forth in the Plan Agreement (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (c) the number of shares with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right will be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, all as the Committee determines in its discretion. Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option will be correspondingly reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right will be correspondingly reduced by the number of shares with respect to which the option is exercised.

      2.3.4 Each Plan Agreement with respect to an option will set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby. The option exercise price per share will be determined by the Committee in its discretion; provided, however, that the option exercise price of an incentive stock option will be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted (except as permitted in connection with the assumption or issuance of options in a transaction to which Code Section 424(a) applies), and provided further that in no event will the option exercise price be less than the par value of a share of Common Stock.

      2.3.5 Each Plan Agreement with respect to an option or stock appreciation right will set forth the periods during which such award are exercisable, whether in whole or in part. Such periods will be determined by the Committee in its discretion; provided, however, that no incentive stock option (or a stock appreciation right granted in connection with an incentive stock option) will be exercisable more than 10 years after the date of grant.

      2.3.6 The Committee may in its discretion include in any Plan Agreement with respect to an option (the “original option”) a provision that an additional option (the “additional option”) will be granted to any grantee who, pursuant to Section 2.4.3(b), delivers shares of Common Stock in partial or full payment of the exercise price of the original option. The additional option will be for a number of shares of Common Stock equal to the number thus delivered, will have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of exercise of the original option, and will have an expiration date no later than the expiration date of the original option. If a Plan Agreement provides for the grant of an additional option, such Agreement will also provide that the exercise price of the original option be no less than the Fair Market Value of a share of Common Stock on its date of grant, and that any shares that are delivered pursuant to Section 2.4.3(b) in payment of such exercise price will have been held for at least six months.

      2.3.7 To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which incentive stock options granted under this Plan and all other plans of the Company and any subsidiary are first exercisable by any employee during any calendar year will exceed the maximum limit (currently, $100,000), if any, imposed from time to time under Code Section 422, such options will be treated as nonqualified stock options.

      2.3.8 Notwithstanding the provisions of Sections 2.3.4 and 2.3.5, to the extent required under Code Section 422, an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations (as such ownership may be determined under Code Section 422(b)(6)) unless (a) at the time such incentive stock option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (b) the incentive stock option by its terms is not exercisable after the expiration of 5 years from the date it is granted.

2.4 Exercise of Options and Stock Appreciation Rights

      Subject to the provisions of this Article II, each option or stock appreciation right granted under the Plan will be exercisable as follows:

      2.4.1 Unless the applicable Plan Agreement otherwise provides, an option or stock appreciation right will become exercisable in installments. The first installment of 25% of the total shares will become exercisable on the first anniversary of the date of grant. The remaining 75% of the total shares will be exercisable in equal installments of 6.25% of the total shares on the last day of each full calendar quarter beginning after the first anniversary of the grant date until all shares are fully exercisable on the fourth anniversary of the grant date. Each installment, once it becomes exercisable, will remain exercisable until expiration, cancellation or termination of the award unless the grantee is terminated for “cause”. If the grantee is terminated for “cause”, all exercisable options will be forfeited immediately.

      2.4.2 Unless the applicable Plan Agreement provides otherwise, an option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable (but, in any event, only for whole shares). A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised. An option or stock appreciation right must be exercised by the filing of a written notice with the Company, on such form and in such manner as the Committee prescribes.

      2.4.3 Any written notice of exercise of an option must be accompanied by payment for the shares being purchased. Such payment will be made: (a) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (b) unless the applicable Plan Agreement provides otherwise, by delivery of shares of Common Stock acquired at least six months prior to the option exercise date and having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price; or (c) at the discretion of the Committee and to the extent permitted by law, by such other provision as the Committee may from time to time prescribe. Notwithstanding the foregoing, payment methods (a) and (b) are only available while the Common Stock is listed on a national securities exchange or the NASDAQ Stock Exchange

      2.4.4 Promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares, the Company will, subject to the provisions of Section 3.3 (relating to certain restrictions), deliver to the grantee or to such other person as may then have the right to exercise the award, a certificate or certificates for the shares of Common Stock for which the award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, an optionee may direct the Company to deliver the certificate(s) to the optionee’s stockbroker.

2.5 Termination of Employment

      2.5.1 All options and stock appreciation rights not previously exercised will terminate in accordance with Sections 2.5.2-2.5.6 upon termination of the grantee’s employment, unless otherwise provided in the Plan Agreement.

      2.5.2 If the grantee’s employment terminates because of a dismissal by the Company for “cause”, all outstanding exercisable and nonexercisable options will be forfeited immediately.

      2.5.3 If the grantee’s employment terminates because of a dismissal by the Company not for “cause”, the grantee may exercise all outstanding exercisable options and stock appreciation rights for 90 days after the termination, but in no event after the expiration of the award set forth in the Plan Agreement.

      2.5.4 If the grantee’s employment is terminated because of a “disability”, the grantee may exercise all outstanding exercisable options and stock appreciation rights for 12 months after the termination, but in no event after the expiration of the award set forth in the Plan Agreement. In the case of an incentive stock option, the term “disability” for purposes of the preceding sentence will have the meaning given to it by Code Section 22(e). In the case of nonqualified options and stock appreciation rights, the term “disability” for purposes of the first sentence will mean the definition thereof contained in the then-existing employment agreement, if any, or, in the event that no definition is so provided, the date the grantee becomes physically or mentally disabled, whether totally or partially, either permanently or so that the grantee, in the good faith judgment of the Committee, is unable to substantially and competently perform his duties hereunder for a period of 90 consecutive days or for 90 consecutive days during a six month period.

      2.5.5 If the grantee’s employment terminates by action of the grantee for any reason, the grantee may exercise all outstanding exercisable options and stock appreciation rights for 30 days after the date of termination, but in no event after the expiration of the award set forth in the Plan Agreement.

      2.5.6 If the grantee dies while employed by the Company or any subsidiary, or during the period in which the grantee’s awards are exercisable pursuant to Section 2.5.3, 2.5.4 or 2.5.5, the grantee’s estate may exercise all outstanding exercisable options and stock appreciation rights for 90 days after the grantees death, but in no event after the expiration of the award set forth in the Plan Agreement. Any such exercise of an award following a grantee’s death will be made only by the grantee’s executor or administrator, unless the grantee’s will specifically disposes of such award, in which case such exercise will be made only by the recipient of such specific disposition. If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will is entitled to exercise any award pursuant to the preceding sentence, such representative or recipient will be bound by all the terms and conditions of the Plan and the applicable Plan Agreement which would have applied to the grantee including, without limitation, the provisions of Sections 3.3 and 3.7 of the Plan.

2.6 Grant of Restricted Stock

      2.6.1 The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions as the Committee determines in its discretion, subject to the provisions of the Plan. Restricted stock awards may be made independently of or in connection with any other award under the Plan. A grantee of a restricted stock award will have no rights with respect to such award unless such grantee accepts the award within such period as the Committee specifies by executing a Plan Agreement in such form as the Committee determines and, if the Committee requires, makes payment to the Company by certified or official bank check (or the equivalent thereof acceptable to the Company) in such amount as the Committee may determine.

      2.6.2 Promptly after a grantee accepts a restricted stock award, the Company will issue in the grantee’s name a certificate or certificates for the shares of Common Stock covered by the award. Upon the issuance of such certificate(s), the grantee will have the rights of a shareholder with respect to the restricted stock, subject to the nontransferability restrictions and Company repurchase rights described in Sections 2.6.4 and 2.6.5 and to such other restrictions and conditions as the Committee in its discretion may include in the applicable Plan Agreement.

      2.6.3 Unless the Committee otherwise determines, any certificate issued evidencing shares of restricted stock will remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Plan Agreement.

      2.6.4 Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Plan Agreement. The Committee at the time of grant will specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock will lapse. Unless the applicable Plan Agreement provides otherwise, additional shares of Common Stock or other property distributed to the grantee in respect of shares of restricted stock, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted stock.

      2.6.5 During the 120 days following termination of the grantee’s employment for any reason, the Company will have the right to require the return of any shares to which restrictions on transferability apply, in exchange for which the Company will repay to the grantee (or the grantee’s estate) any amount paid by the grantee for such shares.

2.7 Grant of Restricted Stock Units

      2.7.1 The Committee may grant awards of restricted stock units to such key persons, in such amounts, and subject to such terms and conditions as the Committee determines in its discretion, subject to the provisions of the Plan. Restricted stock units may be awarded independently of or in connection with any other award under the Plan.

      2.7.2 At the time of grant, the Committee will specify the date or dates on which the restricted stock units become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. If the grantee’s employment by the Company and its subsidiaries terminates for any reason, restricted stock units that have not become nonforfeitable will be forfeited and canceled immediately. The Committee at any time may accelerate vesting dates and otherwise waive or amend any conditions of an award of restricted stock units.

      2.7.3 At the time of grant, the Committee will specify the maturity date applicable to each grant of restricted stock units, which may be determined at the election of the grantee. Such date may be later than the vesting date or dates of the award. On the maturity date, the Company will transfer to the grantee one unrestricted, fully transferable share of Common Stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. The Committee will specify the purchase price, if any, to be paid by the grantee to the Company for such shares of Common Stock.

2.8 Other Stock-Based Awards

      The Board may authorize other types of stock-based awards (including the grant of unrestricted shares), which the Committee may grant to such key persons, and in such amounts and subject to such terms and conditions, as the Committee in its discretion determines, subject to the provisions of the Plan. Such awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock.

2.9 Grant of Dividend Equivalent Rights

      The Committee may in its discretion include in the Plan Agreement with respect to any award a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding. In the event such a provision is included in a Plan Agreement, the Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.10 Forfeiture and Repayment of Awards

      Notwithstanding any other provision of this Plan to the contrary, the Committee may provide in any Plan Agreement that any award will be forfeited and any amounts received in connection with any award must be repaid to the Company or any of its subsidiaries upon the occurrence of certain events (including, but not limited to, the optionee’s breach of such optionee’s employment or service agreement with the Company or any of its subsidiaries or the optionee’s violation of covenants relating to employment or service with the Company or any of its subsidiaries).

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan; Modification of Awards

      3.1.1 The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment will materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, after the grantee’s death, the person having the right to exercise the award). For purposes of this Section 3.1, any action of the Board or the Committee that alters or affects the tax treatment of any award will not be considered to materially impair any rights of any grantee.

      3.1.2 Shareholder approval of any amendment will be obtained to the extent necessary to comply with Code Section 422 (relating to incentive stock options) or other applicable law or regulation.

      3.1.3 The Committee may amend any outstanding Plan Agreement, including, without limitation, by amendment which would accelerate the time or times at which the award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the Agreement. However, any such amendment (other than an amendment pursuant to Section 3.7) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award will be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award).

3.2 Tax Withholding

      3.2.1 As a condition to the receipt of any shares of Common Stock pursuant to any award or the lifting of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax with holding obligation on the part of the Company relating to an award (including, without limitation, FICA tax), the Company will be entitled to require that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

      3.2.2 If the event giving rise to the withholding obligation is a transfer of shares of Common Stock, then, unless otherwise specified in the applicable Plan Agreement, the grantee may satisfy the withholding obligation imposed under Section 3.2.1 by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value will be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount will be settled in cash).

3.3 Restrictions

      3.3.1 If the Committee at any time determines that any consent (as defined in Section 3.2.2) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee.

      3.3.2 The term “consent” as used herein with respect to any plan action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee will deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a plan action by any governmental or other regulatory bodies.

3.4 Nonassignability

      Except to the extent otherwise provided in the applicable Plan Agreement, no award or right granted to any person under the Plan will be assignable or transferable other than by will or by the laws of descent and distribution, and all such awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

3.5 Requirement of Notification of Election Under Code Section 83(b)

      If any grantee, in connection with the acquisition of shares of Common Stock under the Plan, makes an election permitted under Code Section 83(b) (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such grantee must notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

3.6 Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b)

      If any grantee makes any disposition of shares of Common Stock issued pursuant to the exercise of an incentive stock option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such grantee must notify the Company of such disposition within 10 days thereof.

3.7 Dissolution, Liquidation, Merger

      3.7.1 In the event of the proposed dissolution or liquidation of the Company, all outstanding awards will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, accelerate the date on which any award becomes exercisable or fully vested and/or declare that any award will terminate as of a specified date.

      3.7.2 In the event of a merger or consolidation (“Merger”) of the Company with or into any other corporation or entity (“Corporation”), outstanding awards will be assumed or an equivalent option or right will be substituted by such successor Corporation or a parent or subsidiary of such successor Corporation, unless the Committee determines, in the exercise of its sole discretion, to accelerate the date on which an award becomes exercisable or fully vested. In the absence of an assumption or substitution of awards, awards will, to the extent not exercised, terminate as of the date of the closing of the Merger. For the purposes of this Section 3.7.2, an award will be considered assumed if, for every share of Common Stock subject thereto immediately prior to the merger, the grantee has the right, following the Merger, to acquire the consideration received in the merger transaction by holders of shares of Common Stock (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Merger was not solely common stock of the successor Corporation or its parent, the Committee may, with the consent of the successor Corporation and the participant, provide for the consideration to be acquired pursuant to the award, for each share of Common Stock subject thereto, to be solely common stock of the successor Corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Merger. For purposes hereof, the term “Merger” will include any transaction in which another corporation acquires all of the issued and outstanding Common Stock of the Company.

      3.72 If the Common Stock is no longer listed on a national securities exchange or the NASDAQ exchange, the Committee will be authorized to make such amendments to the Plan as are deemed necessary and appropriate as a result of the absence of such listing.

3.8 Right of Discharge Reserved

      Nothing in the Plan or in any Plan Agreement will confer upon any grantee the right to continue in the employ of the Company or affect any right which the Company may have to terminate such employment.

      3.9 Nature of Payments

      3.9.1 Any and all grants of awards and issuances of shares of Common Stock under the Plan will be in consideration of services performed for the Company by the grantee.

      3.9.2 All such grants and issuances will constitute a special incentive payment to the grantee and will not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically provides otherwise.

3.10 Non-Uniform Determinations

      The Committee’s determinations under the Plan need not be uniform and may differ among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and different determinations, and to enter into non-uniform and different Plan agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6.4.

3.11 Other Payments or Awards

      Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12 Section Headings

      The section headings contained in this Plan are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

3.13 Effective Date and Term of Plan

      3.13.1 The Plan was adopted by the Board on April 6, 2000, subject to approval by the Company’s shareholders. All awards under the Plan prior to such shareholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the Plan, the Plan and all awards thereunder will terminate on that date.

      3.13.2 Unless sooner terminated by the Board, the provisions of the Plan relating to the grant of incentive stock options will terminate on the day before the tenth anniversary of the adoption of the Plan by the Board, and no incentive stock option awards will thereafter be made under the Plan. All awards made under the Plan prior to its termination will remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan Agreements.

3.14 Governing Law

      All rights and obligations under the Plan will be construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

APPENDIX E

ATARI, INC.

Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Atari, Inc. (the “Company”) hereby appoints Bruno Bonnell, Harry M. Rubin and Lisa S. Rothblum, and each of them, proxies of the undersigned, with full power of substitution to each, to vote all shares of the Company which the undersigned is entitled to vote at the Company’s Annual Meeting to be held at The Bryant Park Hotel, The Screening Room, 40 West 40th Street, New York, New York 10018, on September 14, 2004 at 9:00 a.m., local time, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.	SEE REVERSE SIDE

(Continued and to be dated and signed on the other side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ATARI, INC.

September 14, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Ú Please detach along perforated line and mail in the envelope provided.Ú

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	RECLASSIFICATION OF THE BOARD AND ELECTION OF DIRECTORS: To reclassify the Board of Directors by election of the nominees listed below:

NOMINEES:
☐	FOR ALL NOMINEES	O Thomas A. Heymann	Class I
		O Thomas J. Mitchell	Class I
☐	WITHHOLD AUTHORITY	O Thomas Schmider	Class I
	FOR ALL NOMINEES	O James Ackerly	Class II
		O Denis Guyennot	Class II
☐	FOR ALL EXCEPT	O Ann E. Kronen	Class II
	(See instructions below)	O Bruno Bonnell	Class III
		O James Caparro	Class III
		O David C. Ward	Class III

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	APPROVAL OF AMENDMENTS TO 2000 STOCK INCENTIVE PLAN: To approve amendments to the 2000 Stock Incentive Plan to increase, effective as of the calendar year commencing January 1, 2004, the per participant grant limit from 1,500,000 in any one year period to 2,000,000 per calendar year.	☐	☐	☐

3.	APPROVAL OF AUDITORS: To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2005.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED UNDER ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2004 of the Company accompanying the same is hereby acknowledged.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.